As filed with the Securities and Exchange Commission on February 20, 2007.

Registration No. 333-134274

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SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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POST – EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT

ON FORM SB-2

Under

The Securities Act of 1933

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NEXT, INC.

(Name of Small Business Issuer in Its Charter)

2759

(Primary Standard Industrial Classification Code Number)

7625 Hamilton Place Drive, Suite 12
Delaware	Chattanooga, Tennessee 37421; (423) 296-8213	95-4675095
(State of Jurisdiction	(Address, and Telephone Number of Principal Executive Offices	(I.R.S. Employer
of Incorporation or	and Principal Place of Business)	Identification
Organization)		Number)

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Charles L. Thompson, CFO

7625 Hamilton Park Drive, Suite 12

Chattanooga, Tennessee 37421

(423) 296-8213

(Name, Address, and Telephone Number of Agent for Service)

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Copies of Communications to:

Frank M. Williams

Miller & Martin PLLC

Suite 1000 Volunteer Building

832 Georgia Avenue

Chattanooga, Tennessee 37402-2289

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APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  From time to time after this registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ X ]

_____________________________________________________________________________________________

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment is being filed to include information from the Registrant’s Form 10-KSB for the fiscal year ended December 1, 2006.

Subject to completion, February 19, 2007.

PROSPECTUS

NEXT, INC.

OFFERING UP TO 4,398,355 Shares of Common Stock

This Prospectus relates to the registration of up to 4,398,355 shares of common stock of the Company.  Of these shares, 3,396,414 may be issued pursuant to the conversion of $984,960 in principal of convertible promissory notes dated April 6, 2006 and 849,103 may be issued pursuant to warrants dated April 6, 2006 as follows:  (i) 931,034 shares of common stock and 232,759 warrants to Alpha Capital Aktiengesellschaft, (ii) 864,000 shares of common stock and 216,000 warrants to DKR Soundshore Oasis Holding Fund Ltd., (iii) 670,345 shares of common stock and 167,586 warrants to Monarch Capital Fund, Ltd., (iv) 558,621 shares shares of common stock and 139,655 warrants to Iroquois Master Fund, Ltd., and (v) 372,414 shares of common stock and 93,103 warrants to Bluegrass Growth Fund, LP (the “Investors”).  In connection with this transaction the Company also issued warrants to purchase 152,838 shares of common stock to JPC Capital Partners, Inc. The shares offered under this Prospectus were issued by the Company in private transactions.

There is no minimum number of shares that must be sold in this offering. Information regarding the selling stockholders and the manner in which they may offer and sell the shares under this Prospectus is provided under the heading "Plan of Distribution" commencing on page four. Although the Company has received the proceeds from the sale of the common stock and the warrants and may receive further proceeds from the exercise of the warrants, it will not receive any of the proceeds from sales of the common stock by the selling stockholders under this Prospectus. To the knowledge of the Company, the selling stockholders have not made any arrangements with any brokerage firm, underwriter or agent for the sale of the shares of common stock.

The common stock is quoted on the OTC Bulletin Board (“OTCBB”) under the symbol NXTI.OB but it is not listed on a national securities exchange. On February 16, 2007 the last reported sale price of the common stock was $0.57 per share.

Investing in the common stock involves a high degree of risk which is described in the "Risk Factors" beginning on page two of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The Prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is _____________.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	6
RISK FACTORS	7
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	7
USE OF PROCEEDS	9
DETERMINATION OF OFFERING PRICE	9
DIVIDEND POLICY	9
SELLING SECURITY HOLDERS	9
PLAN OF DISTRIBUTION	10
LEGAL PROCEEDINGS	11
DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT	11
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	13
DESCRIPTION OF SECURITIES	14
INTEREST OF NAMES EXPERTS AND COUNSEL	14
DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	14
DESCRIPTION OF BUSINESS	15
DESCRIPTION OF PROPERTY	20
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	20
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	21
EXECUTIVE COMPENSATION	21
CAPITALIZATION	22
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	23
FINANCIAL STATEMENTS	29

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus.  It may not contain all of the information you should consider before investing in the Company’s common stock.  You should carefully consider all information contained in this Prospectus and particularly the section on Risk Factors set forth below before investing in the shares of common stock offered under this Prospectus.

The Company

Next, Inc., a Delaware corporation (the “Company”) formed in 1989, is a creative and innovative sales and marketing organization that designs, develops, markets and distributes licensed and branded promotional products and imprinted sportswear primarily through key licensing agreements and the Company’s own proprietary designs.  The Company’s fiscal year ends on the Friday closest to November 30.  The Company’s principal executive offices are located at 7625 Hamilton Park Drive, Suite 12, Chattanooga, Tennessee 37421.  The Company’s telephone number is (423) 296-8213.  The common stock is quoted on the OTCBB but it is not listed on a national securities exchange.  Because the common stock is not listed for trading on any national securities exchange there may be a limited market for the Company’s shares.  The trading symbol is NXTI.OB.

The Offering

Up to 4,398,355 shares of common stock, par value $0.001 may be sold by the selling stockholders from time to time at prevailing market prices or in privately negotiated transactions.  Of these shares, 3,396,414 may be issued pursuant to the conversion of $984,960 in principal of convertible promissory notes dated April 6, 2006 and 1,001,941 may be issued pursuant to warrants dated April 6, 2006

Selling Stockholders	DKR Soundshore Oasis Holding Fund Ltd., Alpha Capital Aktiengesellschaft, Monarch Capital Fund, Ltd., Iroquois Master Fund, Ltd., Bluegrass Growth Fund, LP, and JPC Capital Partners, Inc.

Proceeds to the Company

Although the Company will receive no proceeds from sales of common stock by the selling stockholders, the Company received $912,000 in the aggregate for issuance of convertible promissory notes and warrants to the selling stockholders, or $844,118 net of associated fees, and may receive up to $681,320 if the selling stockholders exercise all their warrants.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, other information included in this prospectus and information in our periodic reports filed with the SEC. If any of the following developments described as risks actually occur, our business, financial condition or results of operations could be materially and adversely affected and you may lose some or all of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We generally use words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described below and elsewhere in this report. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

Risks Related To Our Business. In addition to the other information contained in this report, including risks and uncertainties described elsewhere, the following risk factors should be considered in evaluating the Company. The risks and uncertainties described below or elsewhere in this report are not the only ones the Company faces. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial also may impair the Company's business and operations. If any of the risks described below or elsewhere in this report materialize, the Company's business, financial condition, operating results and cash flows could be materially affected. Stockholders or investors considering the purchase of shares of the Company's common stock should carefully consider the following risk factors, in addition to the other information contained in this report.

You should not rely on the Company's past results to predict its future performance because its operating results fluctuate due to factors which are difficult to forecast and often out of the Company's control. The Company's past revenues and other operating results may not be accurate indicators of the Company's future performance. The factors that may contribute to these fluctuations include: fluctuations in aggregate capital spending, cyclicality and other economic conditions in one or more markets in which we sell our products; changes or reductions in demand in the markets we serve; a change in market acceptance of the Company's products or a shift in demand for the Company's products; new product introductions by the Company or by the Company's competitors; changes in product mix and pricing by the Company, its suppliers or its competitors; pricing and related availability of raw materials for the Company's products; the Company's failure to manufacture a sufficient volume of products in a timely and cost -effective manner; the Company's failure to anticipate changing product requirements of its customers; changes in the mix of sales by distribution channels; exchange rate fluctuations; and extraordinary events such as litigation or acquisitions.

Loss of Licenses. A substantial portion of the Company's revenue is derived from its licensing program and Company owned brands. The Company is a party to numerous licensing agreements to utilize "branded" logos for its products. Licenses from colleges and universities comprise the greatest segment of the Company's licenses and these licenses are grouped into master licenses. All of these master license arrangements have a duration of one to three years and may not contain automatic renewal options. Although the Company has had no difficulty renewing these license arrangements in the past and obtaining new licenses, there can be no assurance that the Company will be able to do so in the future. The loss of any one group of licenses or any master license may have a material adverse effect on the Company's financial conditions and results of operations.

Competition. The principal competitive factors affecting the market for the Company's products include product functionality, performance, quality, reliability, delivery, price, compatibility and conformance with customer and licensor standards. Several of the Company's existing and potential competitors are larger than the Company and may have substantially greater financial, sourcing and other resources than does the Company. In addition, the Company may in the future face competition from new entrants in its markets and there can be no assurance that these competitors will not offer better price points for competitive products or offer better terms to the Company's customers than those offered by the Company to obtain greater market share or cause the Company to lower prices for its products, any of which could harm the Company's business.

Dependence Upon Key Personnel. The Company depends to a significant degree on the continued contribution of key executive management and key operations and sales management. The loss of the services of one or more key executives could have a material adverse effect on the Company. The Company's success also depends on its ability to attract and retain additional highly qualified management personnel to meet the needs of future expansion. Competition for these individuals is intense and they are often subject to offers from competing employers, some of whom may be better able to offer more lucrative compensation incentives than those offered by the Company. Although most of the Company's key employees have been with the Company for an extended period of time, there can be no assurance that the Company will be able to retain its key employees, or that it will be able to attract or retain additional skilled personnel as needed. The Company's key executive management, senior operational, finance and sales management personnel have entered into written employment contracts with the Company.

Dependence On Non-U.S. Suppliers. The Company sources a significant amount of its products from international suppliers. Relationships with foreign suppliers present a greater risk of disruption due to political and economic instability than relationships with domestic suppliers. Although the majority of the products used by the Company are available from multiple sources both domestically and internationally, any disruption in availability of products and services from these foreign suppliers could lead to increases in the Company's product costs. The Company believes it can locate alternative products from several supplier sources to obtain the quality, cost and delivery standards if a disruption in international sources should occur.

Dependence Upon Key Customers. Historically, the Company's customer base has been comprised primarily of national and regional mass merchandise and specialty retailers. During the past three years the Company has made a concerted effort to expand its customer base. The acquisition of CMJ Ventures, Inc., which sells to over five hundred specialty retailers, and the introduction of major product lines and distribution channels, such as the Motor Sports Division, which sells to a dealer network of approximately 9,000 auto dealers are two components of this expansion. The acquisition of Lil' Fan, Inc ("Lil' Fan") also expanded the Company's customer base with the addition of a full line of design and merchandising primarily focusing on children's licensed college and motor sports products. Lil' Fan customers are complementary to the Company and do not overlap with existing customers. The acquisition of Choice International, Inc further expands the customer base into a private label distribution network. As a result of this effort, the Company has developed a large, diverse, and distinguished customer base of traditional retailers, ranging from national and large regional chains to specialty retailers, corporate accounts, college book stores, motor sports, souvenir, golf and gift shops. If the Company is unable to sustain this expansion of its customer base, or if it is unable to maintain its customer base it could have a negative impact on its financial condition and results of operations.

Possible Need For Additional Financing/Capital. The Company is highly leveraged. Based upon the Company's current level of operations and anticipated growth, the Company believes that cash flows from operations, together with its working capital facility, will be sufficient to enable the Company to satisfy anticipated cash flow requirements for operating, investment and financing activities, including debt service. However, with the Company's expected expansion and additional acquisitions, the Company could be required to obtain additional financing and/or capital, by private placement or in the public markets, to satisfy its requirements. There can be no assurance that such alternatives would be available to the Company at all or on terms reasonably acceptable to the board of directors. If we cannot obtain adequate funds on acceptable terms or at all, we may not be able to take advantage of market opportunities, develop or enhance new products, pursue acquisitions that would complement our existing product offerings, execute our business plan or otherwise respond to competitive pressures or unanticipated requirements.

Limited Trading Market For Common Stock. The Company's common stock is quoted on the National Association of Securities Dealers' OTC Bulletin Board. There may be a limited trading market for the common stock.

Volatility Of Common Stock's Market Price. The market price of the common stock is more volatile than the price of common stock of more established companies, because of the limited number of shareholders and the low volume of trading. In addition, the price is subject to a variety of factors, including the business environment; the operating results of companies in the industries we serve; future announcements concerning the Company's business or that of its competitors or customers; the introduction of new products or changes in product pricing policies by the Company or its competitors; litigation matters; changes in analysts' earnings statements; developments in the financial markets; quarterly operating results; and perceived dilution from stock issuances for acquisitions and other transactions. Furthermore, stock prices for many companies fluctuate for reasons that may be unrelated to their operating results. Those fluctuations and general economic, political and market conditions, such as recessions, terrorist actions or other military actions, or international currency fluctuations, as well as public perception of equity values of publicly traded companies may adversely affect the market price of our common stock.

Additional Shares. The Board of Directors has the authority to issue, without further action by the stockholders, up to 10,000,000 additional shares of preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of common stock.

USE OF PROCEEDS

All net proceeds from the sale of the common stock covered by this Prospectus will go to the selling stockholders. The Company will not receive any proceeds from the sale of the common stock in this offering.  The Company did, however, receive proceeds from the issuance of convertible promissory notes and the warrants to selling stockholders and may receive proceeds from the exercise of the warrants by the selling stockholders. If all of the warrants were exercised with cash, the Company would receive proceeds of $681,320. These proceeds would be used for general corporate purposes, including working capital and potential acquisitions.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell shares from time to time in negotiated transactions, brokers’ transactions or a combination of such methods at market prices prevailing at the time of the sale or at negotiated prices.

DIVIDEND POLICY

It is the Company's present policy not to pay cash dividends on its shares of common stock and to retain future earnings for use in the operations of the business and to fund future growth. Additionally, bank covenants prohibit us from paying cash dividends on our common stock. Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, earnings, financial condition, capital requirements and other factors that the Board of Directors may think are relevant. The Company does not anticipate paying any dividends on the common stock in the foreseeable future. The Company is obligated to pay certain dividends on its issued and outstanding shares of Series A Convertible Preferred Stock. Such dividends may be paid in cash or by the issuance of shares of common stock or Series A Convertible Preferred Stock.

SELLING SECURITY HOLDERS

The table below sets forth ownership information regarding the selling stockholders.  For purposes of calculating the percentage of common stock outstanding, any securities not outstanding which are subject to options, warrants or conversion privileges are deemed outstanding for the purposes of computing the percentage of outstanding securities owned by the selling stockholders.  Unless otherwise indicated, the selling stockholders have the sole power to direct the voting and investment over the shares owned by them.

Equity Group	Number of Shares Owned Prior to Offering (1)	Percent Owned Prior to Offering (1)	Number of Shares Being Offered (1)	Number of Shares Owned After Offering (1)	Percent Owned After Offering (1)

Alpha Capital Aktiengesellschaft	1,163,793	5.1%	1,163,793	0	0

DKR Soundshore Oasis Holding Fund Ltd.	1,080,000	4.8%	1,080,000	0	0

Monarch Capital Fund, Ltd	837,931	3.7%	837,931	0	0

Iroquois Master Fund, Ltd	698,276	3.1%	698,276	0	0

Bluegrass Growth Fund, LP	465,517	2.1%	465,517	0	0

JPC Capital Partners, Inc.	152,838	*	152,838	0	0

_________________

*

Less than one percent.

(1)

Based on shares outstanding as of February 16, 2007.  Assumes that all the notes are converted in full and the warrants are exercised in full and all shares of common stock held and to be held by the selling stockholders being offered under this Prospectus are sold, and that none of the selling stockholders acquire any additional shares of common stock before the completion of this offering.  The convertible notes and the warrants are subject to the limitation that a selling stockholder many not convert a convertible note or exercise a warrant if, after such conversion of exercise, such selling stockholder and its affiliates would beneficially own more than 4.99% of the outstanding common stock of the Company, unless the selling shareholder gives 61 days prior written notice to the Company.  The Company’s registration of the shares of common stock does not necessarily mean that any one of the selling stockholders will sell all or any of the shares.

(2)

As of February 16, 2007, the balance remaining on the original debt of $984,960 had been reduced to $431,211 after seven of the twelve monthly payments have been made.  Thus, the total number of shares available in this offering has decreased and the remaining total possible shares to be issued depends upon the stock price prior to any payments made by converting the notes into common stock.

This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

PLAN OF DISTRIBUTION

The selling stockholders listed in the table above under “Selling Security Holders” (the “Selling Stockholders”) and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The Selling Stockholders may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•

block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker dealer as principal and resale by the broker dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

settlement of short sales entered into after the date of this prospectus;

•

agreements with broker dealers to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale;

•

the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•

any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  Each Selling Stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) the date on which all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL PROCEEDINGS

The Company has pending various minor legal actions arising in the normal course of business. Management does not believe that such legal actions, individually or in the aggregate, will have a material impact on the Company's business, financial condition or operating results.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Directors and Executive Officers. The following table sets forth the name, age, positions, and offices or employments as of February 16, 2007, of our executive officers and directors. Members of the board are elected and serve for one year terms or until their successors are elected and qualify. All of the officers serve at the pleasure of the Board of Directors of the Company.

Name	Age	Position
Robert Budd	50	President, Chief Executive Officer, and Director
Charles L. Thompson	55	Executive Vice President, Chief Financial Officer and Chief Accounting Officer
Salvatore Geraci	60	Director
Ronald Metz	48	Chairman and Director
Dan F. Cooke	58	Director

Robert M. Budd, President, Chief Executive Officer, and Director. Mr. Budd joined Next as a President and Chief Executive Officer of the Company effective November 16, 2005. He spent the last six years as founding partner of TBA Management Services, a consulting firm specializing in management advisory services. While with TBA, he worked with both public and private companies, fulfilling the roles of both chief executive officer and chief operating officer. Mr. Budd was elected as a Director of the Company at the annual meeting on October 24, 2006.

Charles L. Thompson, Executive Vice President, Chief Financial Officer and Chief Accounting Officer. Since February 2002, Mr. Thompson has served as an Executive Vice President and as the Company’s Chief Financial Officer and Chief Accounting Officer. During 2001 and 2002, Mr. Thompson served as Vice President – Finance and Business Development of Ameris Health Systems, an operator of six hospitals. From 1997 to 2000, Mr. Thompson served Vice President/Chief Financial Officer of Great Smokies Diagnostics Laboratory.

Salvatore Geraci. Mr. Geraci has been a Director of the Company since February 2002. Since 1997, Mr. Geraci has been a principal of Evergreen Management, Inc., a provider of tax, estate, retirement and investment planning. Mr. Geraci also serves as an adjunct professor of accounting and finance at the University of Tennessee at Chattanooga.

Ronald J. Metz. Mr. Metz has been a Director of the Company since February 2002. Mr. Metz has served as Chairman of the Board of the Company since November 24, 2003.  Since 1987, Mr. Metz has been a named senior partner with the accounting firm of Bucheri McCarty & Metz LLP.

Dan F. Cooke. Mr. Cooke has been a consultant to the Company since January 1, 2004, working on acquisitions and investment banking agreements. Mr. Cooke was Chairman of the Board and Chief Executive Officer of the Company from February 2002 to November 24, 2003 and since 1989 and 1997, respectively, was a principal of Blue Sky and Next Marketing.  Mr. Cooke was elected as a Director of the Company at the annual meeting on October 25, 2005.

Audit Committee Financial Expert. The Audit Committee of the Company’s Board of Directors is currently composed of one non-employee directors, Salvatore Geraci. Each member of the Audit Committee (i) is “independent” as defined by Rule 4200(a)(15) of the National Association of Securities Dealer Inc.’s listing standards, (ii) meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, (iii) has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years, and (iv) is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. Additionally, the Company has and will continue to have, at least one member of the Audit Committee who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board of Directors has determined that Mr. Geraci is an “audit committee financial expert” as defined in applicable Securities and Exchange Commission rules.

Compliance with Section 16(a) of the Exchange Act.  Based on representations from directors and officers, the Company does not believe there were any failures to timely file any reports under Section 16(a) of the Exchange Act.

Principal Executive and Financial Officer Code of Ethics. The Company has adopted a code of business conduct and ethics that applies to its directors, officers and employees, including its principal executive officers, principal financial officer, principal accounting officer, controller or persons performing similar functions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management. The following table sets forth certain information concerning the beneficial ownership of the Company’s outstanding classes of stock as of February 16, 2007, by each person known by the Company to own beneficially more than 5% of each class, by each of the Company’s Directors and Executive Officers (see Part III, Item 10, above) and by all Directors and Executive Officers of the Company as a group. For purposes of calculating the percentage of common stock outstanding, any securities not outstanding which are subject to options, warrants or conversion privileges are deemed outstanding for the purposes of computing the percentage of outstanding securities owned by the selling stockholder. Unless otherwise indicated below, to the Company’s knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock except to the extent that authority is shared by spouses under applicable law.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned	Percentage Owned
Dan F. Cooke (a)	3,445,500	17.6%
The William B. III and Cindy S. Hensley Family Limited Partnership (b)	2,220,000	11.3%
Charles L. Thompson (c)	1,387,500	7.1%
Robert M. Budd	127,500.7%
Salvatore Geraci (d)	90,000.5%
Ronald J. Metz (d)	180,000.9%
All officers and directors as a group (5 persons)	5,230,500	25.4%

(a)

Based on an amended Schedule 13D filed pursuant to the Exchange Act which indicates that Mr. Cooke has sole voting and dispositive power of all of those shares. Mr. Cooke is the former Chairman of the Board and Chief Executive Officer of the Company and a former member of the Company’s board of directors. Mr. Cooke’s address is 6430 Cobble Lane, Harrison, Tennessee 37341.

(b)

Based on a holdings report on Form 13D/A filed pursuant to the Exchange Act which indicates that The William B. Hensley III and Cindy S. Hensley Family Limited Partnership (the “Hensley Partnership”) has sole voting and dispositive power of all of those shares. The Hensley Partnership is controlled by William B. Hensley III, the Company’s former Chief Executive Officer, President and Chief Operating Officer.  Mr. Hensley currently serves as a director on the Company’s board of directors. The address of the Hensley Partnership is P. O. Box 684, Wabash, Indiana, 46992.

(c)

Based on a holdings report on Schedule 13G/A filed pursuant to the Exchange Act which indicates that Charles L. Thompson has sole voting and dispositive power of all of those shares. Mr. Thompson is the Company’s Executive Vice President, Chief Financial Officer and Chief Accounting Officer. The address of Mr. Thompson is c/o Next, Inc. 7625 Hamilton Park Drive, Suite 12, Chattanooga, Tennessee, 37421.

(d)

Based on the number of options vested and shares owned for these respective individuals.

All shares are held directly. No options, warrants or other stock rights have been issued by the Company to the officers other than as disclosed above. See Part III, Item 10, Executive Compensation for options issued to directors.

Equity Compensation Plan Information. The following table represents all stock options that have been issued by the Company through February 16, 2007:

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance
Equity compensation plan approved by security holders:	1,365,500(1)	$ 0.76	219,500
Total:	1,365,500	$ 0.76	219,500

(1)

Represents 98,000 options issued prior to the Exchange pursuant to the 2001 Stock Option Plan (the “Plan”) of Next, Inc. Upon consummation of the Exchange, the Company assumed the Plan and all preexisting options granted thereunder. Pursuant to the terms of the Plan, any previously granted options to acquire shares of common stock were replaced with options to acquire shares of the Company’s common stock.

DESCRIPTION OF SECURITIES

The Company has 100,000,000 shares of authorized common stock of which 18,626,029 were issued and outstanding as of February 16, 2007. All shares of common stock have equal voting, liquidation, and dividend rights.

All shares of common stock now outstanding are fully paid for and non-assessable.

The common stock is quoted on the OTCBB under the symbol NXTI.OB but it is not listed on a national securities exchange.

The holders of outstanding shares of the Company's common stock are entitled to receive dividends out of legally available funds at such times and in such amounts as the board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of our common stock held on all matters submitted to a vote of stockholders. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel will receive a direct or indirect interest in the small business issuer or was a promoter, underwriter, voting trustee, director, officer, or employee of Next, Inc., nor does any such expert or counsel have any contingent based agreement with us or any other interest in or connection to us.

DISCLOSURE OF COMMISSION'S POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suite or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believes to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

A corporation also shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Article Six of the Company's Amended and Restated Certificate of Incorporation states that the Company shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended, shall indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities and other matters referred to in or covered by such section and further that the indemnification provided in such Certificate of Incorporation shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and therefore unenforceable.

DESCRIPTION OF BUSINESS

BUSINESS DEVELOPMENT. Next, Inc., a Delaware corporation, was formed January 2, 1987. It has two wholly owned subsidiaries: (i) Next Marketing, Inc., a Delaware corporation (“Next Marketing”), and (ii) Choice International, Inc., a Delaware corporation (“Choice”). On December 1, 2006, the Company merged CMJ Ventures, Inc., a Florida corporation (“CMJ”), Lil’ Fan, Inc., a Delaware corporation (“Lil’ Fan”), S-2-S Acquisition Corporation, a Delaware corporation, (“S2S”) and Blue Sky Graphics, Inc., a Delaware corporation (“Blue Sky”), into Next Marketing, Inc. to reduce the accounting and legal cost of maintaining these subsidiaries. All references herein to the “Company,” “we,” “us,” “our” or “Next” refer to Next, Inc. and its subsidiaries.

The Company. The Company, as it currently operates, commenced its operations on February 1, 2002, after the completion of a stock exchange between Sporting Magic, Inc., a Delaware corporation, and Next, Inc., a Delaware corporation (the “Exchange”). Following the Exchange and until December 27, 2002, the Company operated under the name Sporting Magic, Inc., at which time Next, Inc. was merged with and into Sporting Magic, Inc. and the name Sporting Magic, Inc. was changed to Next, Inc.

The Subsidiaries. Blue Sky and Next Marketing became indirect subsidiaries of the Company at the time of the Exchange and on December 27, 2002, following the merger between Sporting Magic, Inc. and Next, Inc., became wholly owned subsidiaries of the Company. Blue Sky and Next Marketing (and their respective predecessors) have been in existence since 1989 and 1997, respectively, and, prior to the Exchange, were owned and controlled by two of the Company’s principal stockholders. CMJ became a subsidiary of the Company on June 1, 2002 pursuant to the terms of an Agreement and Plan of Merger dated March 1, 2002, as amended on May 16, 2002 and May 15, 2003. On July 31, 2003, the Company acquired substantially all of the assets of Lil’ Fan, Inc., the right to sell all items previously sold by Stan Howard & Associates, and Stan Howard & Associates, Inc. through a subsidiary named Lil’ Fan. On October 31, 2004, the Company acquired substantially all of the assets of Choice International, Inc., the right to purchase goods through an international source, and the right to sell all items through a customer base previously sold by the principals through a subsidiary that is now Choice. On August 12, 2005, the Company acquired certain assets of Sports-2-Schools, LLC, the right to sell all items previously sold by Buck Swindle Associates, Inc. and the vendor number for a major customer through a subsidiary named S2S. On December 1, 2006, the Company merged CMJ, Lil’ Fan, S-2-S, and Blue Sky into Next Marketing to reduce the accounting and legal cost of maintaining these subsidiaries.

THE BUSINESS. The Company is a creative and innovative sales and marketing organization that designs, develops, markets and distributes licensed and branded imprinted sportswear primarily through key licensing agreements and the Company’s own proprietary designs.  Products are both outsourced and embellished in-house via both screenprint and embroidery.

The Company’s management (“Management”) believes that there are substantial growth opportunities in the imprinted sportswear industry and that the Company is well positioned to take advantage of these growth opportunities. Management believes that the Company has an excellent reputation in the marketplace as a result of its ability to provide quality products and services and on-time delivery at competitive prices.

The Company’s licensed and proprietary products include the following:

▪

Approximately 200 licenses and agreements to distribute its Cadre Athletic™, and Campus Traditions USA™ line for most major colleges and universities in the U.S.;

▪

Licensing agreements with Chevrolet®, Pontiac®, Hummer®, Cadillac®, Buick®, Corvette C6®, Dodge®, GMC®, Chrysler®, Plymouth®, and Ford® for their respective “branded” logos for the RPM Sports USA™ motor sports line, targeting the automotive dealership network and automotive venue markets;

▪

Proprietary designs including American Biker™, American Wildlife™, Ragtops Sportswear™ , Campus Traditions USA™ and Cadre Athletic™, among others;

▪

Licensing and distribution agreements with Sturgis “Bike Rally”, Indianapolis Motor Speedway, GRITS, and Rivalfish.

The Company is continually reviewing additional licensing programs and proprietary designs to further expand its licensing program and proprietary design portfolio.

OPERATIONS. The Company is one of the larger companies in the highly fragmented licensed imprinted sportswear industry. The Company has implemented its strategy of “The Total Solution Company” to meet its customers’ key requirements including: art design and development, manufacturing (for imprinted sportswear), sourcing (for distributed products), warehousing and fulfillment. We believe that the following strengths, among others, have contributed to our past success and may provide us with a distinctive ongoing competitive advantage:

•

High quality, imprinted sportswear. Imprinted sportswear is produced both domestically and offshore. For large runs with long lead times, it is economically advantageous to produce the imprinted sportswear in countries where the cost of labor is lower than in the United States. Management believes that the Company does an excellent job of costing, and effectively sourcing its products from international suppliers. The Company’s facility in Wabash, Indiana, was set-up specifically to handle situations where it is not practical to produce imprinted sportswear offshore such as: (a) for customized imprinted sportswear that, due to the uniqueness of the product, is not suited for the standardized long runs of offshore production, (b) for “hot market” reorders of just-in-time inventory such as for major sporting events, and (c) for demand that exceeds forecasts leading to the need for quick replenishment orders. The Wabash facility, with the capability to produce both imprinted and embroidered products, was organized by industry experts incorporating a sophisticated inventory management system with emphasis on automation of the manufacturing process effort, to minimize costs, cycle time and waste. The Wabash facility substantially reduces our reliance on outside sourcing, enabling us to reduce costs, shorten delivery time and enhance quality control of our products.

•

Excellent design and merchandising staff. We believe that licensed branded products are an established and significant growth category within our industry. The ability to deliver unique product offerings on a timely basis is key to the future success and expansion of our branded licensed revenue. The Company believes that it possesses one of the most creative and innovative design, merchandising and product development capabilities within the industry. The Company’s design and merchandising staff determines, in partnership with our customers, the product strategy and is responsible for creating innovative products for our branded license and proprietary products lines. Management believes that this partnership provides stability in the design environment and consistency in our product variety and offers our customers flexibility in their product selection and timeliness of product delivery. The Company has been successful in significantly reducing the time requirements needed for the design, sourcing and delivery of products to substantially less than the industry norm. This enables us to provide a wide variety of products with greater acceptability in the marketplace within a reduced lead-time. Our partnerships with key suppliers further enhance our ability to develop and deliver our distinctive and innovative products quicker.  In 2006, key suppliers included DZ Trading, Inc., Gildan, and Delta Apparel.

•

Upscale brand identity. The Company offers a style of products that is built on quality and strong imagery. Our marketing themes revolve around college and university brands, motor sports, outdoor lifestyle, motorcycle biking, fishing, water sports, and other leisure pursuits designed to appeal to many of our target customers. We reinforce our upscale brand image at the retail level with specialized planograms and displays that present our lines as distinctive collections. The Company’s target is an upscale consumer in casual settings, college and sporting activities, or relaxed weekend environments. We believe that our consumers are seeking a refined level of product quality and distinctiveness, and our designs, manufacturing standards and marketing are structured accordingly.

INFORMATION SYSTEMS. We employ a fully integrated, real-time management information system that is specifically designed for our industry. The system includes important features such as manufacturing resource requirements planning, production scheduling, detailed product tracking, standard cost system planning and control, and detailed perpetual inventory systems. As our production personnel track original purchases through various factory production phases, our merchandisers track sales in order to compare purchases against availability, thereby allowing us to react quickly to changes and trends. Our product development team utilizes sophisticated computer-aided design software to meet our customers’ design, collaboration and specification requirements. We also have a remote-order entry system for our sales force, allowing them to monitor and establish sales plans and communicate order specifics. Customer service personnel receive this uploaded information daily and have real-time access to inventory availability.

This information system serves users in each of our operating areas, and is also used to create costing models, specification sheets and production scheduling. Our information system also provides detailed product gross margin information that assists us in managing product profitability. During fiscal 2006, we continued to expand the relational database capabilities of our management information system to allow us to create specialized management reports and access critical decision support data.

COMPETITION. The imprinted sportswear industry is highly competitive.  According to a study completed by “Impressions” magazine, a leading publication of the imprinted sportswear industry, there are over 7,000 high volume (defined as shops with annual gross sales over $500,000) screenprint and embroidery shops, and of that figure, only approximately 8% of them have gross annual sales of over $10 million.  Our primary distribution channels are highly fragmented with substantial competition from other distributors of imprinted sportswear. We believe that our ability to compete effectively is based primarily on product differentiation, product quality, production flexibility and distribution capabilities, all of which Management believes enhance the Company’s brands.

CUSTOMER BASE. The Company has made a concerted effort to expand its customer base. As a result of this effort, the Company has developed a diverse distribution network, ranging from national, large regional, and specialty retail chains, corporate accounts, college book stores, motor sports, souvenir and gift shops, and golf shops. During fiscal 2005 and 2006, approximately 44.5% ($11,872,172) and 61.87% ($17,798,888), respectively, of the net sales of the Company were to its two largest customers.  Sales to the next three largest customers approximated 16.1% ($4,283,987) and 15.7% ($4,503,985), respectively, for the same years.  The Company believes that its continued customer diversification and expansion program will be evident in fiscal year 2007 and beyond. The following represent a cross section of the Company’s customers segregated by distribution channel:

National Retail Merchants:	Kohl’s, Sears, K-Mart, Dillard’s, J.C. Penney, Belk, Wal-Mart
Specialty Retailers:	Dollar General, Sam’s Wholesale Club, Alcone Marketing Group, Boscov’s, Gordmans, Brylane Home Wishes, Von Maur, Cracker Barrel
Sporting Goods Chains:	Sports Fan, Academy, Delaware North Companies, Football Fanatics, Scheels Sports, Global Sports International.
Corporate Accounts and College Book Stores:	Nebraska Book Company, Jayhawk Spirit, Husker Hounds, Love’s Travel Stores, IU Athletic Outfitters
Motor Sports:	Chevrolet®, Pontiac®, Hummer®, Cadillac®, Buick®, Corvette C6®, Dodge®, GMC®, Chrysler®, Plymouth®, Ford®, and motorcycle dealers and gift shops
E-Commerce:	General public via website distribution

GROWTH STRATEGY. The industry in which the Company competes is highly fragmented with no single company or group of companies holding a dominant market share. As a result, Management believes that there are significant growth opportunities available to the Company that include the following:

Expansion of the Company’s Licensed Imprinted Sportswear Business. In recent years, licensed imprinted sportswear has become very popular. Licensing agreements are available for branded products and services, amateur and professional sports teams, and many other promotional areas.  According to statistics from industry publication The Licensing Letter, royalties from sports licenses produced over $500 million on $13.2 billion in retail sales in 2005, making sports licenses the second highest producer of royalty revenues.  Additionally, apparel and headwear items, such as those designed and embellished by the Company, made up 63% of retail sales for collegiate licenses.  These two types of licenses make up a large percentage of the Company’s sales base, and based on the popularity of these items Management believes there is room for growth and expansion in the marketplace.  The Company is constantly working to expand its licensing program to gain an advantage in the competitive licensed imprinted sportswear business.

E-Commerce. The Company has expanded its business to include e-commerce web sites through which some of the Company’s most popular licensed products are marketed. The Company has been successful in establishing itself as a premier supplier under various e-commerce web sites, currently the most significant of which are www.campustraditionsusa.com™; www.rpmsportswearusa.com™; www.americanwildlifeusa.com, and www.americanbiker.com™. A corporate website, www.nextinc.net, gives information to the general public about the Company.

Increased Marketing of the Company’s Proprietary Designs. The Company has developed several proprietary designs that Management believes will increase its penetration into existing customer base and broaden its product offering to new accounts. The proprietary designs cover a broad spectrum of themes such as: American Wildlife® (outdoor activities) , American Biker® (motorcycles), Cadre Athletic®  and Campus Traditions USA™  (college and athletics), among others.

Strategic Mergers and Acquisitions. In addition to organic growth, the Company also plans to grow through selective strategic acquisitions. Management believes that there are a number of quality acquisition candidates that will enable the Company to expand and diversify its presence in the marketplace. The Company’s key acquisition criteria include: proven historical success, diverse customer base, and a reputation for quality in the marketplace.

Imprinted Sportswear Industry. The imprinted sportswear industry is a niche industry that entails value added embellishment (embroidering or screenprinting) of various apparel. The items that are imprinted include: headwear, polo shirts, long-sleeve shirts, fleece wear, shorts, jackets, beach towels, souvenir blankets and t-shirts. The imprinted sportswear is sold primarily through traditional and specialty retailers ranging from large national and regional chains to sporting goods stores, casinos, golf and tennis pro shops, souvenir shops and sports stadiums.

Trends. A significant industry trend is the evolving requirement of customers to have suppliers provide enhanced value-added services to them. A primary attribute that customers are seeking is a company’s ability to be a “one-stop shop” for all product requirements. In effect, customers are now looking to their suppliers to provide enhanced value-added services: design and graphic capabilities, fulfillment and warehousing, company store planning and execution, and on-line purchasing.

SUPPLIERS. The Company sources a significant portion of its products through suppliers with international relationships. The majority of the products used by the Company are available from multiple sources. Alternative suppliers are currently available to the Company both domestically and internationally.  In 2006, key suppliers included DZ Trading, Inc., Gildan, and Delta Apparel.

EMPLOYEES. As of February 16, 2007, the Company had approximately one hundred fifty employees. We consider our relations with our employees to be satisfactory.

ACQUISITIONS AND REFINANCING. The Company signed a new credit facility with National City Bank on January 31, 2007 for two years, expiring on January 31, 2009.  The new agreement increases the total line to $7,500,000, decreases the interest rate to prime plus or minus .25% (depending on certain financial ratios), increases the advance rates on accounts receivable to 85%, and establishes new quarterly financial covenants.  The loan is collateralized by accounts receivable, inventory, and limited personal guarantees of the Company’s Chief Executive Officer and one board member.

The Company entered into amendments with National City Bank of Indiana to extend the maturity date of the Company’s credit facility during the year with the last amendment extending the maturity date to April 30, 2007.  Additional provisions of the amendments increased the interest rate to prime plus one and one half points and reduced the maximum availability under the revolving line of credit from $9,500,000 to $6,500,000.  Pursuant to the amendments, National City waived the Company’s financial covenants under the credit facility.

During the fiscal year of 2006, the Company’s credit facility agreement with National City Bank provided for draws up to the sum of 80% of eligible accounts receivable, as defined in the credit facility agreement, and 60% of eligible raw materials and eligible finished goods inventory, as defined in the credit facility agreement. In addition, the credit facility agreement provided for monthly payments of interest at a nationally published prime rate plus 1.5% (8.25% was the published rate at December 1, 2006).  Accounts receivable, inventory, and personal guarantees of the Company’s Chief Executive Officer, Chief Financial Officer, and one board member collateralized the borrowings under the credit facility.

On November 30, 2006, the Company entered into a subordinated loan agreement with Next Investors, LLC for $500,000, to replace an agreement originally executed on July 20, 2005. The purpose of this loan was to provide working capital to be repaid out of future cash flows. The loan has an interest rate of prime plus .25% and maturity date of November 30, 2008. Next Investors, LLC’s principal partners are comprised of the Chief Financial Officer, one board member, and a major shareholder of the Company. As of December 1, 2006, interest expensed and accrued for this loan totaled $39,389 and $10,743, respectively.

On April 6, 2006, the Company entered into a Subscription Agreement for Convertible Notes and Warrants  with the following investors: DKR Soundshore Oasis Holding Fund Ltd., Alpha Capital Aktiengesellschaft, Monarch Capital Fund, Ltd., Iroquois Master Fund, Ltd., and Bluegrass Growth Fund, LP (collectively, the “Investors”), pursuant to which the Company issued to the Investors, as a group, $984,960 in principal amount of convertible promissory notes (the “Notes”) and warrants (the “Warrants”) to purchase 849,103 shares of common stock of the Company (the “Common Stock”). The Notes require equal monthly payments of cash or stock in the amount of $86,184 over a 12-month period starting 115 days after closing and will be fully subordinated to the Company’s senior lenders. The Notes are convertible into a total of 1,698,207 shares of Common Stock at a conversion rate of $.58 in principal amount of the Notes per share. The warrants have a three-year term and an exercise price of $.68 per share of Common Stock. The Company has filed a registration statement with the Securities and Exchange Commission for the offer and sale by the Investors of the Common Stock underlying both the Notes and Warrants.  In connection with these transactions, the Company issued to JPC Capital Partners, Inc., as placement agent, warrants to purchase 152,838 shares of Common Stock on the same terms as the Warrants issued to the Investors.  As of December 1, 2006, one payment had been made with stock, and all others had been paid with cash.

On September 30, 2005, the Company refinanced the credit facility for its main plant in Wabash, Indiana at First Federal Savings Bank in the amount of $3,225,809, which paid off the original loan of $2,672,922 due in January 2006, the warehouse loan of $365,479, and an equipment loan of $155,469.  These balances include accrued interest.  Also included in the new loan were loan origination fees of $31,939.  The interest rate is 7% and the note matures on October 15, 2020.

Pursuant to the terms of an Asset Purchase Agreement (the “Agreement”), dated August 12, 2005, by and among S-2-S Acquisition Corporation (a wholly owned subsidiary of the Company), Sports-2-Schools, LLC,  and Buck Swindle Associates, Inc., the Company, through a subsidiary, acquired certain assets of Sports-2-Schools, LLC and the right to sell all items previously sold by the principals. Sports-2-Schools, LLC’s customers, distribution networks, and vendor number diversify, complement, and bolster the Company’s existing customer and distribution base. The Company expects that future sales and earnings will continue to grow. The Company, during fiscal 2005, fully integrated the operations of Sports-2-Schools, LLC into the operating facility located in Wabash, Indiana (see NOTE 15 of the Notes to Consolidated Financial Statements contained elsewhere in this document).   As consideration for the above described acquisition, the Company issued 50,000 shares of its common stock, with up to an additional $575,000 worth of shares of its common stock to be issued on a deferred basis if certain financial targets are achieved, and up to $600,000 in cash pursuant to an earn-out arrangement.  No payments were made in fiscal year 2006 as part of the earn-out arrangement.  As additional consideration, the Company paid $50,000 to Buck Swindle Associates, Inc. and forgave $205,500 of accounts receivable indebtedness to the Company.  The Company also assumed $172,000 of debt of Sports-2-Schools, LLC which was paid off in October 2005.  The shares were issued to the shareholders of Sports-2-Schools, LLC, in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.  The transaction was negotiated with the shareholders, who were a small group of sophisticated investors knowledgeable about the Company.

On February 24, 2005, the Company entered into a new loan with First Federal Saving Bank of Wabash to purchase a 43,000 square foot warehouse for inventory utilization. The loan was for $365,000 and subsequently consolidated with the refinancing of main plant in Wabash on September 30, 2005. The purchase of the warehouse allowed the company to consolidate its inventory from two leased warehouses costing $11,500 per month.

On February 11, 2005, the Company entered into a new loan with First Federal Savings Bank of Wabash to purchase two screen print machines for $250,500 at 6.75% interest rate over a five year period with monthly payments of $4,895.

On January 24, 2005, the Company entered into a Securities Purchase Agreement (the “Agreement”) with Bonanza Master Fund, Ltd. (“Bonanza”), MidSouth Investor Fund, L.P. (“MidSouth”) and Itasca Capital Partners LLC (“Itasca”) (collectively, the “Purchasers”) and raised $2,990,000 in a private placement to the Purchasers. None of the Purchasers has any other material relationship with the Company. Pursuant to the Agreement, the Company issued to Bonanza 2,000,000 shares of its common stock and a warrant to purchase 1,000,000 shares, to MidSouth, 250,000 shares and a warrant to purchase 125,000 shares, and to Itasca, 50,000 shares and a warrant to purchase 25,000 shares. The shares were issued at $1.30 per share and the warrants are exercisable at $1.75 per share for five years. In addition, the Company will issue a warrant to purchase 115,000 shares of common stock to a consultant for its services in connection with the private placement. The warrants are exercisable at $1.75 per share for five years, but the average closing price must be equal to at least $2.10 for ten consecutive trading days to exercise purchase. The total offering price was $2,990,000 in cash.

Future Acquisitions. The Company has an ongoing effort to engage in discussions with various potential acquisition targets and expects to grow through strategic acquisitions of complimentary businesses. Management believes that additional acquisitions by the Company will allow it to further diversify its customer and distribution base, lessen its current dependence on large customers, and enhance stockholder value. The Company is not presently a party to any definitive agreements with respect to any acquisitions and there can be no assurances that any acquisition will be accomplished in the near future or at all.

Business Developments in 2006.  Business developments in 2006 include:

•

On December 28, 2006, the Company announced that its licensed college sportswear program was ranked as the fourteenth top-selling company in the Collegiate Licensing Company’s rankings.

•

On October 25, 2006, the Company announced a new three-year license agreement with Dodge to produce their branded apparel.

•

On September 12, 2006, the company announced a partnership with Rivalfish™ for an exclusive apparel license for their college rivalry program featuring many of the most recognizable college sports rivalries in the country.

•

On September 5, 2006, the Company announced that, year to date, it was ranked number two for sales of licensed Ford apparel, based on royalty revenues.

•

On April 24, 2006, the Company announced that Joe Ferragina and Ross Litz would become the Executive Vice President and Vice President, respectively, of Sales and Marketing, moving the Company from using primarily external salespeople to combining internal management with external representatives.

DESCRIPTION OF PROPERTY

The Company’s executive office is located in leased office space in Chattanooga, Tennessee, under a lease for approximately 2,000 square feet that expires in 2007. The lease cost for this facility is $1,800 per month. The Company purchased warehouse space in Wabash, Indiana in 2005 for a cost of $365,000, which was financed by First Federal Savings Bank of Wabash and renovated for inventory utilization. The purchase of this warehouse allowed the Company to consolidate its inventory from two leased warehouse facilities that cost $11,500 per month. The Company owns, subject to a mortgage, its principal manufacturing, distribution, administrative and design facility located in Wabash, Indiana (the “Operating Facility”). The Operating Facility is approximately 125,000 square feet and is in excellent condition. Management believes that its existing owned facilities are adequate to meet the Company’s needs for the foreseeable future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 30, 2006, the Company entered into a subordinated loan agreement with Next Investors, LLC for $500,000, to replace an agreement originally executed on July 20, 2005. Next Investors, LLC is comprised of a member of management, a board member, and a major shareholder, those individuals being William B. Hensley, III, a major shareholder, Charles L. Thompson, Chief Financial Officer, and Dan F. Cooke, Director. The purpose of this loan was to provide working capital to be repaid out of future cash flows. The loan has an interest rate of prime plus .25% and maturity date of November 30, 2008.  Additionally, as of November 28, 2006, the Company had a receivable from Creative Thinking, Inc., which is owned by Mr. Hensley, in the amount of $360,000.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The following table sets forth the high and low closing prices of the Company’s common stock for the periods indicated, as reported by published sources. The prices reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

	Low	High
2007 Fiscal Year
First Quarter (through February 16, 2007)	$ 0.42	$ 0.57
2006 Fiscal Year
First Quarter	$ 0.58	$ 0.92
Second Quarter	$ 0.43	$ 0.69
Third Quarter	$ 0.40	$ 0.62
Fourth Quarter	$ 0.40	$ 0.60
2005 Fiscal Year
First Quarter	$ 1.35	$ 1.67
Second Quarter	$ 1.05	$ 1.48
Third Quarter	$ 1.01	$ 1.30
Fourth Quarter	$ 0.85	$ 1.15

As of February 16, 2007, there were approximately one thousand eight hundred holders of record of our common stock.

The Company has never declared a cash dividend on its common stock and its Board of Directors does not anticipate that the Company will pay cash dividends in the foreseeable future.  The Company has a covenant in the loan agreement with its primary lender that stipulates it cannot pay dividends on common stock.  However, the Company was required to pay a 2% dividend on all Preferred Stock outstanding; in 2005, $15,714 was paid, with no dividends paid in 2006.

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table sets forth certain information concerning compensation paid or accrued to our executive officers, and highly compensated employees for services rendered to the Company during the fiscal years ended November 30, 2005 and December 1, 2006.  Robert Budd became CEO effective November 16, 2005.  William B. Hensley III retired as Chief Executive Officer effective November 15, 2005.  Salaries and other annual compensation shown for Stanley Howard, Mark Scyphers, and Bill Steele reflect partial year payments, as these individuals were no longer employed by the Company after the respective satellite sales offices were closed.

	Annual Compensation				Long Term Compensation
				Awards			Payouts
Name and Principal Position	Year	Salary ($)	Bonus/ Commissions ($)	Other Annual Comp ($) (1)	Restricted Stock Awards ($)	Securities Underlying Options/SARs	LTIP Payout ($)	All Other Comp. ($)
Robert Budd, President & CEO	2005 2006	$ 6,250 $ 150,000	— —	— $ 6,750	— —	100,000 —	— —	— —
William B. Hensley III, CEO, President, COO	2005 2006	$ 90,000 —	— —	$ 9,000 —	— —	— —	— —	— —
Charles L. Thompson, EVP & CFO	2005 2006	$ 108,333 $ 115,000	— —	$ 12,000 $ 9,000	— —	337,500 —	— —	— —
David Gleason, EVP Operations	2005 2006	$ 115,000 $ 115,000	— $ 13,254	$ 9,000 $ 9,000	— —	20,000 —	— —	— —
Richard Talbert, VP Planning	2005 2006	$ 16,666 $ 100,000	— —	— —	— —	100,000 —	— —	— —
Stanley Howard, VP Sales	2005 2006	$ 100,000 $ 53,473	— —	$ 8,400 $ 3,500	— —	— —	— —	— —
Mark Scyphers, Choice Int’l Exec.	2005 2006	$ 110,000 $ 33,334	— —	$ 7,800 $ 3,250	— —	— —	— —	— —
Bill Steele, Choice Int’l Exec.	2005 2006	$ 110,000 $ 9,167	— —	$ 7,800 $ 650	— —	— —	— —	— —
Ross Litz, VP Sales & Merchandising	2006	$ 65,625	$ 97,456	$ 4,900	__	__	__	__
Joseph Ferragina, EVP Sales & Marketing	2006	$ 65,625	$ 97,456	$ 4,900	__	__	__	__

(1)

Automobile allowance

Option/SAR Grants in 2006. No stock options were issued to the named executive officers during the fiscal year ended December 1, 2006.

Compensation of Directors.  As compensation for their services as members of the Board of Directors, the Company issued two independent Board member options to purchase 20,000 shares of the Company’s common stock each, and the independent Board chairman options to purchase 50,000 shares of the Company’s common stock at an exercise price of $1.50 per share in December of 2004. These options are exercisable in full and expire December 17, 2009. One new Board member, added in October of 2005, was granted options to purchase 287,500 shares of the Company’s common stock at an exercise price of $0.85 per share in November 30, 2005, which are exercisable in full and expires November 30, 2015.  The outside Directors are also paid a fee of $1,250 per quarter or $5,000 per year. Of the four directors of the Board, the Board has determined that three directors were independent under the requirements of Rule 10A-3 under the Exchange Act during 2006. The board member who is an executive of the Company receives no additional compensation in excess of his management remuneration.

Employment Agreements. The Company entered into an employment agreement with Mr. R. Joseph Ferragina as Executive Vice President of Sales and Marketing, and Mr. C. Ross Litz as Vice President of Sales and Merchandising, both effective as of May 1, 2006 and continuing for a period of three years. The agreements provide for an annual base salary of $112,500 for both Mr. Ferragina and Mr. Litz. Mr. Ferragina and Mr. Litz are entitled to such bonus and awards of stock options under the Company’s stock option plan as the Compensation Committee of the Board of Directors may determine. Mr. Ferragina and Mr. Litz are also each entitled to incentive compensation equal to .5% of sales related to certain customers that were established prior to the date of the employment agreement. Mr. Ferragina and Mr. Litz also receive a monthly car allowance of $700, and reimbursement of normal business expenses. The agreement requires Mr. Ferragina and Mr. Litz to devote their full time and attention to the business and affairs of the Company. Messer’s Ferragina and Litz were independent contractors prior to their employment with the Company.

CAPITALIZATION

The table below sets forth our capitalization as of December 1, 2006.

You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included in this prospectus.

Short-term debt and current maturities	$ 860,866
Line of credit	4,217,238
Loan from stockholders	500,000
Long-term debt, less current maturities	3,235,785

Total short- and long-term debt	$ 8,813,889

Common stock, $.001 par value; 100,000,000 shares authorized, 18,626,029 shares issued and outstanding	$ 18,626
Additional paid-in capital	7,278,589
Unearned compensation	(27,806)
Retained earnings	432,763

Total stockholders’ equity	$ 7,702,172

Total capitalization	$ 16,516,061

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read this section together with our consolidated financial statements and related notes thereto included elsewhere in this report. In addition to the historical information contained herein, this report contains forward-looking statements that are subject to risks and uncertainties. Forward-looking statements are not based on historical information but relate to future operations, strategies, financial results or other developments. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. Certain statements contained in this Form 10-KSB, including, without limitation, statements containing the words “believe”, “anticipate, “estimate”, “expect”, “are of the opinion that” and words of similar import, constitute “forward-looking statements.” You should not place any undue reliance on these forward-looking statements.

You should be aware that our actual growth and results could differ materially from those contained in the forward-looking statements due to a number of factors, which include, but are not limited to the following: the special risk factors set forth in Part I, Item 1 “Risk Factors” above, the risks and uncertainties set forth below; economic and business conditions specific to the promotional products and imprinted sportswear industry; competition and the pricing and mix of products offered by us and our competitors; style changes and product acceptance; relations with and performance of suppliers; our ability to control costs and expenses, carry out successful designs and effectively communicate with our customers and to penetrate their chosen distribution channels; access to capital; foreign currency risks; risks associated with our entry into new markets or distribution channels; risks related to the timely performance of third parties, such as shipping companies, including risks of strikes or labor disputes involving these third parties; maintaining satisfactory relationships with our banking partners; political and trade relations; the overall level of consumer spending; global economic conditions and additional threatened terrorist attacks and responses thereto, including war. There may be other factors not mentioned above or included elsewhere in this report that may cause actual results to differ materially from any forward-looking information. You should not place undue reliance on these forward-looking statements. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by applicable securities laws.

INTRODUCTION. As noted elsewhere in this report, the Company’s principal customers are large national and regional retailers. In order to maintain its relationship with these customers, enhance revenues from them, and enable them to improve their revenues and margins, the Company must work closely with these customers to ensure they receive the Company’s products expeditiously and economically. The Company works diligently to maintain what Management calls “supply chain excellence” – a way for the Company to provide value added services to its customers.

In servicing its customers, the Company faces competition from numerous other providers of licensed promotional clothing. Many of these competitors are larger and better capitalized than the Company. Additionally, if the Company is to continue to grow its business by adding additional products and by making strategic acquisitions, it will require additional capital. Therefore, Management is continuously considering various suitable sources of equity in efforts to furnish the needed capital.

In assessing the Company’s performance, Management focuses on (a) increasing revenues primarily through enhancing its licensing programs and (b) protecting such revenues by diversifying its customer bases regionally and demographically. In order to enhance profitability, Management monitors and seeks to improve gross margins primarily by internal cost controls and through purchases of raw materials outside the United States at lower costs than available domestically. Management also strives to reduce fixed costs as a percentage of sales, improve inventory turnover and reduce receivables measured by day’s sales outstanding, all in an effort to improve profitability and cash flow.

RESULTS OF OPERATIONS. The following table sets forth certain items in the Company’s consolidated statement of operations for the years ended November 30, 2005, and December 1, 2006, respectively. The results of operations for 2005 include the revenues of S-2-S Acquisition Corporation of $223,764 from August 12, 2005, the date of its acquisition.  These statements should be read in conjunction with the audited financial statements of the Company contained elsewhere in this Form 10-KSB.

	Twelve months ended
	November 30, 2005	December 1, 2006
Net sales	$ 26,677,155	$ 28,767,253
Cost of sales	19,974,842	20,641,860
Inventory write off	703,948	—
Gross profit	5,998,365	8,125,393
Operating and other expenses:
Operations expense	2,762,502	2,754,244
Royalties, commissions, and other selling expense	2,763,434	3,453,829
Corporate expense	973,880	1,017,632
Interest expense	645,891	815,960
Other (income) expense	(21,250)	12,959
Total operating and other expense	7,124,457	8,054,624
Income (Loss) before income taxes	(1,126,092)	70,769
(Provision) Benefit for income taxes	445,372	(24,232)
Net income (loss)	$ (680,720)	$ 46,537

NET SALES.  Net sales increased 7.8% to $28,767,253 for 2006 from $26,677,155 for 2005.  The growth in sales is primarily attributable to increased sales volume from existing customers resulting in a net increase of $2,090,098. Core Sales (Collegiate, Auto, Wildlife, and American Biker) increased 14.8% to $28,575,873 in 2006 from $24,873,377 in 2005, which excludes the private label and corporate sales products which the Company has chosen to discontinue from its offerings.

COST OF SALES. Cost of sales was $20,641,860 or 71.7% of the Company’s net sales for 2006 compared to $19,974,842 or 74.8% for 2005. Cost of sales is driven in relation to volume, even though the actual expense increased from prior year, the relationship to sales for 2006 dropped by 3.1% in relation to sales from 2005. This decrease (3.1% of sales) was attributable to a reduction in the Company production cost and garment purchases which were both aligned to pricing models.

 The Company had a one-time write off of selected inventory items in 2005 of $703,948 that was non-reoccurring in 2006. This write off was the result of the Company’s change in focus to narrow product lines related to its strategic licensing channels. The Company also changed its policy on sample inventory and distribution which was $361,702 or 51% of the write off in 2005.  The Company previously kept samples on the balance sheet as inventory, but as of November 30, 2005, changed policy to expense the samples as purchased.

GROSS PROFIT. Gross profit was $8,125,393 or 28.2% of the Company’s net sales for 2006 compared to $5,998,365 or 22.5% in 2005. The improved margin of $2,127,028 or 5.7% of sales from 2005 to 2006 are as follows: one time inventory adjustment of $703,948 or 2.6% which related to 2005; and $1,423,080 or 3.1% of sales which relates to pricing, reduced production cost, and better sourcing of garments.

          OPERATING AND OTHER EXPENSES. Operations expenses were $2,754,244 (9.5% of net sales) for 2006 compared to $2,762,502 (10.4% of net sales) for 2005. These are general and administrative expenses which decreased by $8,259 in 2006 over 2005. The decrease was primarily related to closure of two satellite offices during 2006. Operating and other expenses consist of: salaries, office cost, travel, freight, insurance, telephone, depreciation, amortization, and other general services cost.

Royalty fees associated with licensing agreements was $2,488,951 or 8.7% of sales in 2006 and $1,938,473 or 7.3% of sales in 2005. The increase in fees is the result of the increased volume of sales of licensed products in 2006, which is the Company’s primary sales and marketing focus, and decrease in private label business. Commission expenses were $649,906 or 2.2% of sales in 2006, and $824,961 or 3.1% in 2005, which decreased due to change in sales force from external commission based personnel to internal employees. Other sales expenses in 2006 were $314,972, which is made up of salaries and related expense for the Company’s new internal sales office which was set up in May of 2006.

Corporate expense consists of full-time personnel, legal services, accounting fees, and investment professionals. While these services have resulted in significant costs, the Company believes that such costs are necessary for the Company to implement its strategic plan of future growth and diversification. Fiscal year 2006, expenses were $1,017,632, compared to 2005, which were $973,880 for an increase of $43,752 or 4.5% primarily related to wages, franchise taxes, and banking fees.

Interest expense relates to the Company’s short and long-term debt. Interest expense was $815,960 for 2006, compared to $645,891 for 2005. The primary reasons for the increase in interest expense were new debt associated with convertible notes completed on April 6, 2006, and higher interest rate on the average borrowings of the revolving credit facility to National City Bank.

Other expenses in 2006 of $12,959, primarily relates to several expense and income items, as follows:  gain on sale of intangibles, $142,500; receipt of Wabash County incentive payment, $50,000; loss on disposal of assets, $48,310; fees related to banking transactions, $115,000; amortization of fees related to the subordinated note holders, $38,872; and amortization of other non-operating expense of $6,426.  Other income in 2005 of $21,750, primarily relates to the receipt of Wabash County incentive payment of $50,000, net of $28,750 of amortization cost.  The Wabash County incentive agreement is with Wabash County, Indiana, where the Company’s manufacturing facility is located, to receive $50,000 per year based on the maintenance of certain employment levels that provide economic benefit to the community, for a 6 year period which became effective November 30, 2003.

PROVISION FOR INCOME TAXES. The Company recognized a tax provision of $24,232 in 2006, which is attributable to the recognition of deferred tax assets arising from the Company’s year-to-date net operating income adjusted by book and income tax recognition of temporary differences. In 2005, the Company recognized a tax benefit of $445,372. The Company feels the deferred tax asset is fully realizable based on estimates of future profitability.

FINANCIAL POSITION, CAPITAL RESOURCES, AND LIQUIDITY. At December 1, 2006, working capital was $2,552,082, representing an increase of $330,483 from working capital at November 30, 2005, of $2,221,599. This increase in working capital primarily relates to the following factors: decrease in current assets of $359,353 which is primarily related to an increase in accounts receivable of $ 1,481,965 due to higher sales in the month of November, 2006, offset by a decline in inventory of $1,833,818 related to management’s actions to decrease the amount of inventory on hand; and a decrease in current liabilities of $689,116 primarily related to the line of credit from National City that dropped by $2,309,723,  offset by an increase in accounts payable and accrued expense of $1,305,197 which are related to costs associated with higher sales in the month of November.

Liquidity and Capital Resources. The Company has historically financed its operations through a combination of earnings and debt. The Company’s principal sources of debt financing are its revolving line of credit with National City Bank of Indiana and promissory notes issued by First Federal Savings Bank. At December 1, 2006, $4,217,238 of the credit facility with National City Bank of Indiana had been drawn upon.  The Company amended the credit facility on February 6, 2006 to change the maturity date to April 30, 2006 and reduced the line of credit to $6,500,000.  Subsequent amendments during the year extended the maturity date to April 30, 2007.  In addition the agreement provided for monthly payments of interest of 1.5% over a nationally published prime rate (8.25% at December 1, 2006).  The Company signed a new credit facility with National City Bank on January 31, 2007 for two years, expiring on January 31, 2009.  The new agreement increases the total line to $7,500,000, decreases the interest rate to prime plus or minus .25% (depending on certain financial ratios), increases the advance rates on accounts receivable to 85%, and establishes new quarterly financial covenants.

The First Federal Savings Bank Promissory Notes consist primarily of one principal loan in the amount of $3,225,399 payable in monthly installments of $29,263 of principal and interest with maturity on October 15, 2020.

On April 6, 2006, the Company entered into a Subscription Agreement for Convertible Notes and Warrants with the following investors: DKR Soundshore Oasis Holding Fund Ltd., Alpha Capital Aktiengesellschaft, Monarch Capital Fund, Ltd., Iroquois Master Fund, Ltd., and Bluegrass Growth Fund, LP (collectively, the “Investors”), pursuant to which the Company issued to the Investors, as a group, $984,960 in principal amount of convertible promissory notes (the “Notes”) and warrants (the “Warrants”) to purchase 849,103 shares of common stock of the Company (the “Common Stock”). The Notes require equal monthly payments of cash or stock in the amount of $86,149 over a 12-month period starting 115 days after closing and will be fully subordinated to the Company’s senior lenders. The Notes are convertible into a total of 1,698,207 shares of Common Stock at a conversion rate of $.58 in principal amount of the Notes per share. The warrants have a three-year term and an exercise price of $.68 per share of Common Stock. The Company has filed a registration statement with the Securities and Exchange Commission for the offer and sale by the Investors of the Common Stock underlying both the Notes and Warrants.  In connection with these transactions, the Company issued to JPC Capital Partners, Inc., as placement agent, warrants to purchase 152,838 shares of Common Stock on the same terms as the Warrants issued to the Investors.  As of December 1, 2006, one payment had been made with stock, and all others had been paid with cash.

On January 24, 2005, the Company entered into a Securities Purchase Agreement (the “Agreement”) with Bonanza Master Fund, Ltd. (“Bonanza”), MidSouth Investor Fund, L.P. (“MidSouth”) and Itasca Capital Partners LLC (“Itasca”) (collectively, the “Purchasers”) and raised $2,990,000 in a private placement to the Purchasers. None of the Purchasers has any other material relationship with the Company. Pursuant to the Agreement, Next issued to Bonanza, 2,000,000 shares of its common stock and a warrant to purchase 1,000,000 shares, to MidSouth, 250,000 shares and a warrant to purchase 125,000 shares, and to Itasca, 50,000 shares and a warrant to purchase 25,000 shares. The shares were issued at $1.30 per share and the warrants are exercisable at $1.75 per share for five years. In addition, the Company will issue a warrant to purchase 115,000 shares of common stock to a consultant for its services in connection with the private placement. The warrants are exercisable at $1.75 per share for five years, but the average closing price must be equal to at least $2.10 for ten consecutive trading days to exercise purchase. The total offering price was $2,990,000 in cash.

Seasonality of sales affects the company’s liquidity and profitability as the majority of sales are booked in the third and fourth quarters of the fiscal year. In 2006 and 2005, approximately 66.3% and 64.7%, respectively, represent the combined third and fourth quarter sales as a percentage of total sales. This trend is in large part due to the college licensed products lines which are sold to major retail customers that occur in these periods.

The Company’s principal use of cash is for operating expenses, interest and principal payments on its long-term debt, working capital and capital expenditures. The Company had net income in 2006 of $46,537, compared to a net loss in 2005 of $680,720 which is a positive change of $727,257 in the cash flows from operating activities. Adjustments to cash in the Company’s cash flow statement indicate $365,043 of cash used in operating activities for 2005; however, in 2006, $2,206,349 of cash was provided by operations. This swing of $2,571,392 comes from the following major factors: reduction in the deferred income taxes of $469,604 which is a result of increased profitability, cash provided from inventory reduction of $1,514,519, and increase in cash provided from accounts payable of $2,314,377, offset by cash used for accounts receivable of $1,237,531. Cash provided from operations for 2006 was $2,252,886 as compared to cash used for operations in 2005 was $1,045,763.

Cash used for investing activities was $310,786 for 2006, compared to $1,663,170 for 2005. The decrease in the Company’s investing activities, comparatively, is due to the purchase of new equipment and a warehouse, as well as acquisition costs, in 2005.

Net cash used by financing activities was $2,014,001 for 2006, compared to net cash provided by financing activities $2,549,318 for 2005. The decrease of $4,563,319 was primarily related to reduction of revolving credit facility, net of cash received for issuance of stock from investment transactions of $2,691,000 in 2005.

The following table represents the contractual commitments of the Company as of December 1, 2006:

		Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1 – 3 years	4 – 5 years	After 5 years
Revolving Credit Facility	$4,217,238	$4,217,238	$ —	$ —	$ —
Long-Term Debt	4,596,651	1,060,866	1,044,841	372,705	2,118,239
Operating Leases	23,400	21,600	1,800	—	—
Total Contractual Cash Obligations	$8,837,289	$ 5,299,704	$1,046,641	$372,705	$2,118,239

CRITICAL ACCOUNTING POLICIES AND ESTIMATES, AND NEW PRONOUNCEMENTS. Our significant accounting policies are described in NOTE 2 – Basis of Presentation and Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements.  Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of the financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate the estimates that we have made. These estimates have been based upon historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Allowance for Doubtful Accounts and Returns. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments, which is included in bad debt expense. Management determines the adequacy of this allowance by regularly reviewing our accounts receivable aging and evaluating individual customer receivables, considering customers’ financial condition, credit history and current economic conditions. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventories. Inventories, which are predominantly blank garments or finished goods, are valued at the lower of cost or market, with cost determined using the first-in, first-out method. A detailed analysis of inventory is performed on a periodic basis throughout the year. If actual market conditions are less favorable than those projected by management, write-downs may be required.

Impairment of Long-Lived Assets. The Company reviews the carrying values of its long-lived assets whenever events or changes in circumstances indicate that such carrying values may not be recoverable. Unforeseen events, changes in circumstances, market conditions, and changes in estimates of future cash flows could negatively affect the fair value of the Company’s assets and result in an impairment charge. Fair value is the amount at which the asset could be bought or sold in a current transaction between willing parties and may be estimated using a number of techniques, including quoted market prices or valuations by third parties, present value techniques based on estimates of cash flows, or multiples of earnings or revenues performance measures. The fair value of the asset could be different using different estimates and assumptions in these valuation techniques.

Income Taxes.  The Company recognizes deferred tax assets and liabilities based on differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The Company considers the need to record a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized. We consider tax loss carrybacks, reversal of deferred tax liabilities, tax planning and estimates of future taxable income in assessing the need for a valuation allowance. As of December 1, 2006, the Company has determined that a valuation allowance is not necessary.

Intangible Assets Valuation. SFAS No. 142, “Goodwill and Other Intangible Assets” became effective for the Company during 2002. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles such as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairment of goodwill. In assessing the recoverability of our investments in CMJ, Lil’ Fan, Choice, S2S, and other intangible assets and goodwill, we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the asset. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for such assets not previously recorded.  Additionally, as of December 1, 2006, the Company consolidated these subsidiaries into one reporting entity to simplify accounting and legal matters.  Management felt that the Company’s benefit from each one of the acquisitions had become indistinguishable as the sales and marketing efforts of the Company are organized in a fashion to sell all products to all customers.  This consolidation is consistent with SFAS 142 as related to reorganization of reporting structure and mirrors what has happened in operations; therefore, going forward impairment will be measured on the combined operating entity for all investments.

Other Pronouncements. On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation.  Statement 123© supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows.  The approach to accounting for share-based payments in Statement 123© is similar to the approach described in Statement 123.  However, Statement 123© requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values and no longer allows pro forma disclosure as an alternative to financial statement recognition.  The Company adopted Statement 123© at the beginning of its quarter ending March 3, 2006.  The adoption of this statement did not have a material impact on the Company’s consolidated financial statements.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

NEXT, INC.

We have audited the accompanying consolidated balance sheet of NEXT, INC. AND SUBSIDIARIES as of December 1, 2006, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended November 30, 2005 and December 1, 2006. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NEXT, INC. AND SUBSIDIARIES as of December 1, 2006, and the results of their operations and their cash flows for the years ended November 30, 2005 and December 1, 2006, in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Joseph Decosimo and Company, PLLC

Chattanooga, Tennessee

February 1, 2007

NEXT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

As of December 1, 2006

Assets
Current assets:
Cash	$ 80,700
Accounts receivable, net of allowance for doubtful accounts of $10,461 and allowance for customer contractual agreements of $225,415	6,705,812
Notes receivable	37,707
Inventories	4,026,565
Prepaid expenses	373,183
Other current assets	449,081
Deferred income taxes	400,000
Total current assets	12,073,048
Property, plant and equipment, net	2,662,838
Goodwill	4,369,825
Notes receivable	32,504
Deferred income taxes	176,628
Other assets, net	1,444,080
Total Assets	$ 20,758,923

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 3,217,014
Accrued expenses and other current liabilities	1,025,848
Line of credit	4,217,238
Loan from stockholders	200,000
Short-term debt and current maturities	860,866
Total current liabilities	9,520,966
Long-term debt, less current maturities	3,235,785
Loan from stockholders	300,000
Total liabilities	13,056,751
Commitments and contingencies	—

Stockholders’ equity:
Preferred stock, series A, cumulative, $.001 par value; 10,000,000 shares authorized, 0 shares issued and outstanding	—
Common stock, $.001 par value; 100,000,000 shares authorized, 18,626,029 shares issued and outstanding	18,626
Additional paid-in capital	7,278,589
Unearned compensation	(27,806)
Retained earnings	432,763
Total stockholders’ equity	7,702,172
Total Liabilities and Stockholders’ Equity	$ 20,758,923

The accompanying notes to the consolidated financial statements are an integral part of these statements.

NEXT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended

	November 30, 2005	December 1, 2006
Net sales	$ 26,677,155	$ 28,767,253
Cost of sales	19,974,842	20,641,860
Inventory write off	703,948	—
Gross profit	5,998,365	8,125,393
Selling, general, and administrative expense
Operations expense	2,762,502	2,754,244
Royalties, commissions, and other selling expense	2,763,434	3,453,829
Corporate expense	973,880	1,017,632
Total operating expense	6,499,816	7,225,705
Operating income (loss)	(501,451)	899,688
Interest expense	645,891	815,960
Other expense (income), net	(21,250)	12,959
Net income (loss) before income taxes	(1,126,092)	70,769
Provision (Benefit) for income taxes, deferred	(445,372)	24,232
Net income (loss)	$ (680,720)	$ 46,537
Net income (loss) per common share, basic	$ (0.04)	$ —
Net income (loss) per common share, diluted	$ (0.04)	$ —
Weighted average common shares outstanding, basic	18,325,103	18,440,534
Weighted average common shares outstanding, diluted	18,325,103	18,563,927

The accompanying notes to the consolidated financial statements are an integral part of these statements.

NEXT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended November 30, 2005 and December 1, 2006

Preferred Stock

Common Stock

	Shares	Amount	Shares	Amount	Additional Paid- In Capital	Unearned Compensation	Retained Earnings	Total
Balance – November 30, 2004	204	$ —	16,297,286	$ 16,298	$5,166,481	$(35,187)	$1,070,500	$ 6,218,092
Common stock issued to outside professionals for acquisition and investor relations			101,000	101	128,349	5,172		133,622
Common stock issued for cash			2,300,000	2,300	2,987,700			2,990,000
Cash paid to outside professionals					(362,047)			(362,047)
Common stock issued for S2S acquisition			50,000	50	64,450			64,500
Common stock issued for customer list			50,000	50	77,450			77,500
Common stock retired			(279,000)	(279)	(378,831)			(379,110)
Preferred stock converted to common	(204)	—	221,454	221	(221)			—
Employee stock options exercised and amortization			32,000	32	768	187		987
Dividend – Preferred stock					1,863		(3,554)	(1,691)
Net loss							(680,720)	(680,720)
Balance – November 30, 2005	—	—	18,772,740	18,773	7,685,962	(29,828)	386,226	8,061,133

Common stock issued to outside professionals for financing and investor relations			40,000	40	5,760			5,800
Common stock issued in payment of debt			243,289	243	85,881			86,124
Cash paid to outside professionals					(28,008)			(28,008)
Warrants issued with financing arrangement and beneficial conversion feature					23,570			23,570
Amortization of fees paid to outside professionals for financing					9,744			9,744
Common stock retired			(500,000)	(500)	(509,500)			(510,000)
Employee stock options exercised and amortization			70,000	70	5,180	2,022		7,272
Net income							46,537	46,537
Balance – December 1, 2006	—	$ —	18,626,029	$18,626	$7,278,589	$(27,806)	$432,763	$7,702,172

The accompanying notes to the consolidated financial statements are an integral part of these statements.

NEXT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For The Years Ended

	November 30, 2005	December 1, 2006
Cash flows from operating activities:
Net income (loss)	$ (680,720)	$ 46,537
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	669,903	790,824
Non cash compensation	5,359	2,022
Non cash fees	42,200	15,544
Loss on disposal of assets	—	48,310
Gain on sale of intangibles	—	(142,500)
Provision for bad debts	124,148	(32,749)
Provision (Benefit) for deferred income taxes	(445,372)	24,232
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(211,685)	(1,449,216)
Notes receivable	(98,805)	38,926
Inventories	319,299	1,833,818
Prepaid expenses	38,907	(29,498)
Other current assets	(18,707)	(154,561)
Accounts payable	(921,605)	1,392,772
Accrued expenses and other liabilities	131,315	(131,575)
Total adjustments	(365,043)	2,206,349
Net cash provided by (used in) operating activities	(1,045,763)	2,252,886
Cash flows from investing activities:
Purchases of property, plant and equipment	(1,110,603)	(129,564)
Cash paid for acquisitions	(355,513)	—
Cash paid for intangible assets	(197,054)	(185,922)
Cash from proceeds on sale of assets	—	4,700
Net cash used in investing activities	(1,663,170)	(310,786)
Cash flows from financing activities:
Revolving credit facility, net	(380,826)	(2,309,723)
Proceeds from loans and notes payable	1,115,781	912,000
Repayment of long-term debt, loans and notes payable	(812,699)	(593,520)
Issuance of common stock and warrants	800	5,250
Cash paid for investment transactions	(64,738)	(28,008)
Issuance of common stock for investment transaction	2,691,000	—
Net cash provided by (used in) financing activities	2,549,318	(2,014,001)
Net decrease in cash	(159,615)	(71,901)
Cash, beginning of year	312,216	152,601
Cash, end of year	$ 152,601	$ 80,700
Supplemental Information:
Cash paid during the year for interest	$ 644,530	$ 857,095
Cash paid during the year for income taxes	—	—
Non-cash Investing and Financing Activities:
Equity securities retired in payment of note receivable	—	$ (510,000)
Equity securities issued in payment of note payable	—	$ 86,124
Issuance of stock warrants and beneficial conversion feature with debt	—	$ 23,570
Refinancing of debt	$ 3,225,809	—
Equity securities issued for acquisition of S2S	$ 150,750	—
Equity securities issued to acquire customer list	$ 77,500	—
Equity securities retired for purchase of note	$ (122,400)	—
Equity securities retired to reduce vendor obligation	$ (256,710)	—
Note receivable issued for inventory purchase	$ 510,000	—

The accompanying notes to the consolidated financial statements are an integral part of these statements.

NEXT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – Organization

In February 2002, Sporting Magic, Inc. (“Sporting Magic”), a public company with no assets or liabilities, acquired all 6,000,000 of the outstanding common shares of Next, Inc. (“Next”) in exchange for 6,000,000 shares of the common stock of Sporting Magic (the “Merger”). In conjunction with the Merger, the holders of the outstanding preferred stock of Next (7,000,000 shares) were to convert their preferred shares to newly authorized preferred shares of Sporting Magic. Subsequent to the closing and effective on the date of the Merger, the preferred shareholders of Next contributed all of their preferred shares to the Company. Consequently, no preferred shares were issued by Sporting Magic. Also, in conjunction with the Merger, the Company assumed 1,982,426 shares of the former shareholders of Sporting Magic, which were outstanding at the date of the Merger. The Company also issued 759,411 shares of its common stock to various outside professional advisors in conjunction with the Merger. On the closing date of the Merger, all of the present directors and executive officers of Sporting Magic were replaced by individuals nominated by the Board of Next, Inc. For accounting purposes, the Merger has been treated as a reverse acquisition of Sporting Magic by Next and a recapitalization of Next. On December 27, 2002 Sporting Magic changed its name to Next, Inc. (now the “Company”).

Effective June 1, 2002, the Company acquired all of the issued and outstanding equity of CMJ Ventures, Inc., a Florida corporation (“CMJ”). Effective July 31, 2003, the Company acquired the assets and certain liabilities of Lil’ Fan, Inc, a Delaware corporation (“Lil Fan”). Effective October 31, 2004, the Company acquired the assets of Choice International, Inc., a Delaware corporation (“Choice”).   Effective August 12, 2005, the Company acquired certain assets of S-2-S Acquisition Company, a Delaware corporation (“S2S” – see Note 15 to Consolidated Financial Statements). On December 1, 2006, the Company merged CMJ, Lil’ Fan, S2S, and Blue Sky, into Next Marketing, Inc. to reduce the accounting and legal cost of maintaining these subsidiaries.

NOTE 2 – Basis of Presentation and Summary of Significant Accounting Policies

Nature of Business

The Company is a sales and marketing organization that designs, develops, markets, and distributes licensed and branded imprinted sportswear primarily through key licensing agreements and the Company’s own proprietary designs.

Basis of Presentation

The Company determined on February 28, 2006 to change its fiscal year from a calendar year ending November 30, to a 52-53 week period ending on the Friday closest to November 30, and to use a 4-4-5 week basis for quarterly reporting.  The Company’s first quarter in 2006 covered the transition period for this change therefore falling on March 3, 2006.  Fiscal year end results on Form 10-KSB will end on December 1, 2006 there for causing a 366 day period for fiscal year ending 2006.  The Company does not believe this will materially change the operating results, however it will help the flow of monthly reporting as cut-offs are planned on Fridays for inventory counts.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Next Marketing, Inc., and Choice International, Inc. On December 1, 2006, the Company merged CMJ Ventures, Inc., a Florida corporation (“CMJ”), Lil’ Fan, Inc., a Delaware corporation (“Lil’ Fan”), S-2-S Acquisition Corporation, a Delaware corporation, (“S2S”), and Blue Sky Graphics, a Delaware corporation (“Blue Sky”), into Next Marketing, Inc. to reduce the accounting and legal cost of maintaining these subsidiaries.  All significant intercompany balances and transactions have been eliminated. Certain comparative figures presented have been reclassified to conform the prior year’s data to the Company’s current financial statements.

Cash and Cash Equivalents

Cash and cash equivalents consists of cash on deposit, certificates of deposit, money market accounts, and investment grade commercial paper that are readily convertible into cash and purchased with original maturities of three months or less.

Accounts Receivable

Accounts receivable are stated at the amounts management expects to collect. Based on management’s evaluation of uncollected accounts receivable at the end of each year, bad debts are provided for on the allowance method. The allowance for doubtful accounts as of December 1, 2006, was $10,461.  The allowance for customer contractual agreements as of December 1, 2006, was $225,415.

Inventory

Inventories are stated at the lower of cost (first-in, first-out basis) or market (net realizable value).

Shipping and Handling Costs

The Company’s shipping and handling costs are included in cost of sales for all periods presented.

Concentration of Credit Risk

The Company has developed a diverse distribution network, ranging from national, large regional, and specialty retail chains, corporate accounts, college book stores, motor sports, souvenir and gift shops, and golf shops. During fiscal 2005 and 2006, approximately 44.5% ($11,872,172) and 61.87% ($17,798,888), respectively, of the net sales of the Company were to its two largest customers.  Amounts due to the Company from these two largest customers were $2,969,182 and $4,621,400, at the end of fiscal year 2005 and 2006, respectively.  Sales to the next three largest customers approximated 16.1% ($4,283,987) and 15.7% ($4,503,985), respectively, for the same years.  The Company’s management believes that its credit risk exposure, based on current information available on the financial strength of its customers, is limited.  Such estimates could change in the future.  The Company’s accounts receivable are not collateralized.

In 2003, the Company began engaging itself in internet sales which were $584,625 in 2005 and $440,243 in 2006.

New Pronouncements

Recent pronouncements that potentially affect these or future financial statements include:

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements,” (FAS No. 157). FAS No. 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. Accordingly, FAS No. 157 does not require any new fair value measurements, but will change current practice for some entities. FAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company will apply this standard prospectively.

In September 2006, the U.S. Securities and Exchange Commission (SEC) released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” (SAB No. 108) which provides interpretive guidance on the SEC’s views regarding the process of quantifying materiality of financial statement misstatements. SAB No. 108 is effective for years ending after November 15, 2006, with early application for the first interim period ending after November 15, 2006. The Company does not believe that the application of SAB No. 108 will have a material effect on the Company’s results of operations or financial position.

In June 2006, the FASB published Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (Interpretation No. 48). This interpretation requires companies to determine whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the financial statements. Interpretation No. 48 also provides guidance on derecognition, classification, accounting in interim periods, and disclosure requirements for tax contingencies. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently assessing the impact that Interpretation No. 48 will have on the Company’s results of operations and financial position.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” (“SFAS No. 155”). Among other things, SFAS No. 155 allows financial statement preparers to elect fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. This statement also eliminates the exemption from applying SFAS No. 133 to interests in securitized financial assets. SFAS No. 155 is effective for all financial instruments acquired or issued by the Company after fiscal year 2008, beginning July 1, 2007. The Company does not believe that adoption of this statement will have a material impact on its consolidated financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”), which replaces Accounting Principles Board (“APB”) No. 20 “Accounting Changes”, and SFAS No. 3 “Reporting Accounting Changes in Interim Financial Statements”.  SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle.  The statement applies to all voluntary changes in accounting principle as well as changes required by an accounting pronouncement.  SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable to determine the period-specific effects or the cumulative effect of the change.  SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2004.  The adoption of SFAS No. 154 did not have a material impact on the Company’s consolidated financial statements.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations”, an Interpretation of FASB Statement No. 143: (FIN 47), which clarifies the accounting for conditional asset retirement obligations as used in SFAS No. 143, “Accounting for Asset Retirement Obligations”.  A conditional asset retirement obligation is an unconditional legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity.  Under FIN 47, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligations if the fair value of the liability can be reasonably estimated.  Any uncertainty about the amount and/or timing of future settlement should be factored into the measurement of the liability when sufficient information exists.  FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value.  The provisions of FIN 47 are effective for fiscal years ending after December 15, 2005.  The adoption of FIN 47 did not have a material impact on the Company’s consolidated financial statements.

In November 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (“SFAS”) No. 151, “Inventory Costs – an amendment of ARB No. 43, Chapter 4.”  This statement clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and spoilage.  This statement also requires the allocation of fixed production overhead costs be based on normal production capacity.  The provisions of SFAS No. 151 are effective for inventory costs incurred during the fiscal years beginning after June 15, 2005.  The adoption of this statement did not have a material impact on the Company’s consolidated financial statements.

In December 2004, the FASB issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation.  Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows.  The approach to accounting for share-based payments in Statement 123(R) is similar to the approach described in Statement 123.  However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values and no longer allows pro forma disclosure as an alternative to financial statement recognition.  The Company adopted Statement 123(R) at the beginning of its quarter ending March 3, 2006.  The adoption of this statement did not have a material impact on the Company’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets-an amendment of APB Opinion No. 29”.  SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets.  It eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29 “Accounting for Nonmonetary Transactions” and replaces it with an exception for exchanges that do not have commercial substance.  A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of this exchange.  As required by SFAS No. 153, the Company adopted this new accounting standard effective July 1, 2005.  The adoption of SFAS No. 153 did not have a material impact on the Company’s consolidated financial statements.

Property, Plant and Equipment

Property, plant, and equipment are valued at cost and are being depreciated using the straight-line method over the estimated useful lives of the depreciable assets. Upon sale or retirement, asset cost and its related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is recognized in income. Routine maintenance and repairs are charged to expense as incurred. Expenditures which materially increase the value or productive capacity of assets are capitalized.

Fair Value of Financial Instruments

The carrying amounts of financial instruments included in current assets, current liabilities, and short-term debt approximate their fair values.   The recorded values of notes payable and long-term debt approximate their fair values, as interest approximates market rates.  Management has not evaluated the fair value of the note payable to Next Investors, LLC because of the related party relationship with that organization.

Revenue Recognition

The Company recognizes revenue when the following conditions are met: persuasive evidence of an agreement exists, the product has been shipped and legal title and all risks of ownership have been transferred, the sales price is fixed or determinable, and collectability is reasonably assured. Revenues are reduced for estimated product returns, allowances and price discounts based on past experience.

Advertising Costs

Advertising costs are expensed as incurred. For the years ended November 30, 2005 and December 1, 2006, advertising costs were $32,095 and $17,888, respectively.

Use of Estimates in Preparation of Consolidated Financial Statements

The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates that are particularly susceptible to change in the next year are those assumptions used in determining the allowance for doubtful accounts receivable, which are based upon specific evaluation related to the aging of the customer accounts.

Long-Lived Assets and Non-Goodwill Intangibles

The Company reviews these assets held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Non-goodwill intangibles are recorded at cost and amortized using the straight-line method over the estimated useful life.

Impairment of Goodwill

Goodwill is assigned to specific reporting units and is reviewed for possible impairment at least annually, or more frequently upon the occurrence of an event or when circumstances indicate that a reporting unit-carrying amount is greater than its fair value.

Stock-Based Compensation

The Company has a stock-based employee compensation plan, which is described more fully in Note 12. During 2006, the Company adopted the fair value based method of accounting prescribed in FASB Statement of Financial Accounting Standards No. 123R (Share-Based Payment) for its employee stock option plans.

The Company did not issue any stock options in 2006.  Had compensation cost for stock option grants in 2005 been determined based on the fair value at the grant dates consistent with the method prescribed by SFAS No. 123(R), the Company’s net loss per common share would have been adjusted to the pro forma amounts indicated below:

2005
Net loss, as reported	$ (680,720)
Beneficial conversion feature relating to series A convertible preferred stock	—
Net loss attributable to common stockholders	(680,720)
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(277,401)
Pro-forma net loss	$ (958,121)

Net loss per share
Basic-as reported	($0.04)
Basic-pro-forma	($0.05)

Diluted-as reported	($0.04)
Diluted-pro-forma	($0.05)

For purposes of calculating the above-required disclosure, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The fair value of the Company’s stock options was estimated assuming no expected dividends and the following weighted average assumptions:

2005

Risk free interest rate

4.42%

Expected life

4.55 years

Expected volatility

   37%

Expected dividend yield

—

NOTE 3 – Notes Receivable

Notes receivable consists of notes from three parties.  One note is from the Company’s Executive President of Sales and Marketing and the Vice President of Sales and Merchandising in the amount of $26,000, and two from the Company’s Executive Vice President of Operations for a total of $44,211.

NOTE 4 – Inventories

Inventories are stated at the lower of cost (first-in, first out basis) or market and consist of the following:

Raw materials	$ 2,657,611
Finished products	1,368,954
Total	$ 4,026,565

Raw materials consist of blank garments that are purchased, not manufactured, by the Company.

NOTE 5 – Other Current Assets

Other current assets consist primarily of a receivable from Creative Thinking, Inc., in the amount of $360,000 for the sale of certain intangible assets; a receivable from Wabash County, Indiana, in the amount of $50,000 for a tax rebate which was received in December, 2006; and a debt discount in the amount of $38,281, which pertains to notes payable to the subordinated note holders and is being amortized over the life of the agreement.  Creative Thinking, Inc. is owned by a major shareholder of the Company.

NOTE 6 – Income Taxes

Income taxes have been computed in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). This standard requires, among other things, recognition of future tax expenses or benefits, measured using enacted tax rates, attributable to taxable or deductible temporary differences between financial statements and income tax reporting bases of assets and liabilities and for operating loss carryforwards.

The ultimate realization of deferred tax assets is dependent upon the attainment of forecasted results of operations. Management has taken these and other factors into consideration in recording the deferred tax estimate. The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred tax asset and liabilities at December 1, 2006, are as follows:

Deferred tax assets:
Accounts receivable allowance	$ 4,185
Operating loss carryforwards	882,342
Total deferred tax assets	$ 886,527

Deferred tax liabilities:
Property, plant and equipment	$ 240,034
Goodwill and other intangibles	69,865
Total deferred tax liabilities	$ 309,899

Total deferred taxes, net	$ 576,628
Current portion	$ 400,000
Noncurrent portion	$ 176,628

A reconciliation of income tax at the statutory rate to the Company’s effective rate is as follows:

	2005	2006
Tax benefit computed at maximum federal statutory rate	(34)%	(34)%
State income taxes, net of federal benefit	(4)%	(4)%
Other	(1)%	4%
Income tax benefit– effective rate	(39)%	(34)%

At December 1, 2006, the Company had net tax operating loss carryforwards of approximately $2,200,000, which expire through 2026.  The Company has not yet filed its income tax return for the year ended December 1, 2006, but estimates that approximately $150,000 of previous net tax operating loss carryforwards will be used to offset current year taxable income.

NOTE 7 – Property, Plant and Equipment

Property, plant and equipment consists of the following:

	Amount	Estimated useful lives
Land	$ 10,000
Building and building improvements	1,937,546	7-39 years
Machinery and equipment	2,462,435	3-20 years
Furniture and fixtures	643,045	3-10 years
Vehicles	74,885	5-10 years
Leasehold improvements	11,578	5-10 years
	5,139,489
Less: Accumulated depreciation	(2,548,419)
	2,591,070
Assets under capital lease obligations:
Machinery and equipment	45,700	5-20 years
Furniture and fixtures	258,034	5-10 years
	303,734
Less: Accumulated depreciation	(231,966)
	71,768
Property, Plant and Equipment, net	$ 2,662,838

Depreciation expense for the years ended November 30, 2005 and December 1, 2006 was $360,819 and $347,249, respectively.

NOTE 8 – Goodwill

The changes and carrying amounts of goodwill are as follows:

Amount
Balance November 30, 2004	$ 4,350,749
Goodwill adjustment – Lil’ Fan acquisition	(38,070)
Goodwill adjustment – Choice Int’l acquisition	57,146
Goodwill acquired in S2S acquisition	524,773
Balance November 30, 2005	$ 4,894,598
Goodwill adjustment – S2S acquisition	37,573
Goodwill adjustment – S2S acquisition	(562,346)
Balance December 1, 2006	$ 4,369,825

In August 2006, the Company finalized the purchase accounting for the S2S acquisition and reclassified $562,346 of Goodwill to Customer List, since this was the primary consideration for making the purchase.  The Customer List is being amortized over a 10 year period.

NOTE 9 – Other Assets

Other assets subject to amortization consist of the following:

	Amount	Accumulated Amortization	Estimated Useful Lives
Artwork	$ 1,030,638	$ (535,062)	5 years
Licensing agreements	229,569	(187,082)	3 years
Software improvements	114,484	(49,575)	3 years
Non-compete agreement	354,800	(170,595)	4 years
Customer list	789,846	(132,943)	10 years
	2,519,337	(1,075,257)
Less: accumulated amortization	(1,075,257)
Other assets, net	$ 1,444,080

Amortization expense associated with these assets was $275,929 and $437,151 for years ended November 30, 2005 and December 1, 2006, respectively.  Non-operating amortization expense included $33,155 and $6,426 for the years ended November 30, 2005 and December 1, 2006, respectively.  The estimated future amortization expense of intangible assets for each of the five succeeding fiscal years is as follows:

Year	Amount
2007	$ 368,871
2008	300,542
2009	213,688
2010	144,188
2011	119,465

NOTE 10 – Short-Term Debt, Long-Term Debt and Capital Leases

Short-term and long-term debt consisted of the following:

	Short-term	Long-term
Revolving credit facility (a)	$ 4,217,238	$ —
Notes payable (b)	1,060,866	3,535,785
Total	$ 5,278,104	$ 3,535,785

(a)

Revolving credit facility: The Company signed a new credit facility with National City Bank on January 31, 2007 for two years, expiring on January 31, 2009.  The new agreement increases the total line to $7,500,000, decreases the interest rate to prime plus or minus .25% (depending on certain financial ratios), increases the advance rates on accounts receivable to 85%, and establishes new quarterly financial covenants.  The loan is collateralized by accounts receivable, inventory, and limited personal guarantees of the Company’s Chief Executive Officer and one board member.

During most of the fiscal year of 2006, the Company had a $6,500,000 revolving credit facility agreement with National City Bank. The Company could draw up to the sum of 80% of eligible accounts receivable, as defined, and 60% of eligible raw materials and eligible finished goods inventory, as defined. In addition, the agreement provided for monthly payments of interest at a nationally published prime rate plus 1.5% (8.25% was the published rate at December 1, 2006). Accounts receivable, inventory, and personal guarantees of the Company’s Chief Executive Officer, Chief Financial Officer, and a board member collateralized the borrowings under the facility.

(b)

Notes payable: Notes payable consists of the following:

Notes payable – First Federal Savings Bank	$ 3,493,141
Notes payable – Subordinated Note Holders	603,510
Note payable – Next Investors, LLC	500,000
4,596,651
Less: current maturities	(1,060,866)
Long-term notes payable	$ 3,535,785

The First Federal Savings Bank notes payable in their original amounts (“Federal Notes”) consisted of:

Monthly

Principal & Interest

Original amount

Interest rate

Payments

Due Date

$3,000,000

6.50%

$ 26,000

January 15, 2006

$225,500

7.00%

$   3,417

February 15, 2010

$365,000

6.50%

Interest only

Not applicable

$86,000

6.00%

$   1,666

August 6, 2008

$250,500

6.75%

$   4,895

June 24, 2010

$276,500

6.50%

$   5,421

November 2, 2009

The first three notes referenced above were refinanced into one note on September 30, 2005, in the amount of $3,225,809, which included accrued interest and loan origination fees.  The new loan requires monthly principal and interest payments of $29,263 over a 5 year term at 7.0% interest.  The note has a 15-year term, but becomes a variable rate loan after year five and principal and interest amounts could change. The Federal Notes are collateralized by the Company’s building, machinery and equipment and are personally guaranteed by certain of the Company’s major shareholders.

On August 12, 2005, the Company assumed $172,000 of debt from the acquisition of Sports-2-Schools, LLC. This debt was paid off in October 2005.

The Next Investors, LLC note consists of an unsecured subordinated note in the amount of $500,000, which accrues interest at prime plus .25% with $200,000 in payments due in fiscal year 2007, with the remaining $300,000 due in fiscal year 2008.  The Company’s Chief Financial Officer, a board member, and a major shareholder are principal partners in Next Investors, LLC.

The Subordinated Note Holders balance consists of unsecured subordinated notes in the total amount of $603,510, as of December 1, 2006, which has an implicit interest rate of 20% with monthly payments of principal and interest in the amount of $86,149 due monthly until June 2007.  In fiscal year 2006, the Company made five monthly payments, four of which were in cash and one in stock. The Company may elect to make payments in cash or stock, however stock payments create additional dilution for the shareholders. The Company will be subject to banking covenants in 2007 that it did not have in 2006, which could determine how these future payments are made in order to remain in compliance with its banking agreement. These notes and their terms are described more fully in Note 11.

The following represents the maturity of notes payable of the Company as of December 1, 2006:

For the fiscal year	Amount
2007	$ 1,060,866
2008	569,909
2009	273,162
2010	201,770
2011	179,791
Thereafter	2,311,153
Total	$ 4,596,651

NOTE 11 – Stockholders’ Equity

On January 24, 2005, the Company entered into a Securities Purchase Agreement (the “Agreement”) with Bonanza Master Fund, Ltd. (“Bonanza”), MidSouth Investor Fund, L.P. (“MidSouth”) and Itasca Capital Partners LLC (“Itasca”) (collectively, the “Purchasers”) and raised $2,990,000 in a private placement to the Purchasers. None of the Purchasers has any other material relationship with the Company. Pursuant to the Agreement, Next issued to Bonanza, 2,000,000 shares of its common stock and a warrant to purchase 1,000,000 shares, to MidSouth, 250,000 shares and a warrant to purchase 125,000 shares, and to Itasca, 50,000 shares and a warrant to purchase 25,000 shares. The shares were issued at $1.30 per share and the warrants are exercisable at $1.75 per share for five years. In addition, the Company will issue a warrant to purchase 115,000 shares of common stock to a consultant for its services in connection with the private placement. The warrants are exercisable at $1.75 per share for five years, but the average closing price must be equal to at least $2.10 for ten consecutive trading days to exercise purchase. The total offering price was $2,990,000 in cash.

On August 25, 2005, Mr. Mark Scyphers, a principal of Choice, cancelled 199,000 shares of common stock and returned these shares to the Company to reduce the obligation due from a vendor of which he was formerly an officer. The transaction was valued at the market price of $256,710.

On October 25, 2005, the Company’s shareholders voted their approval on the First Amendment to the Amended and Restated Certificate of Incorporation which increased the number of authorized shares of common stock of the Company from 50 million to 100 million.

In 2005, the Company issued 101,000 shares for professional services related to the following activities: investor relation services, 32,000 shares; and acquisitions services, 69,000 shares.

On January 12, 2006, William B. Hensley III, former Chief Executive Officer, retired 500,000 shares of common stock and returned these shares to the Company in payment of a note receivable. The transaction was done in accordance with the original note specifications in the agreement for $510,000.

On April 6, 2006, the Company entered into a Subscription Agreement for Convertible Notes and Warrants with the following investors: DKR Soundshore Oasis Holding Fund Ltd., Alpha Capital Aktiengesellschaft, Monarch Capital Fund, Ltd., Iroquois Master Fund, Ltd., and Bluegrass Growth Fund, LP (collectively, the “Investors”), pursuant to which the Company issued to the Investors, as a group, $984,960 in principal amount of convertible promissory notes (the “Notes”) and warrants (the “Warrants”) to purchase 849,103 shares of common stock of the Company (the “Common Stock”). The Notes require equal monthly payments of cash or stock in the amount of $86,149 over a 12-month period starting 115 days after closing and will be fully subordinated to the Company’s senior lenders. The Notes are convertible into a total of 1,698,207 shares of Common Stock at a conversion rate of $.58 in principal amount of the Notes per share. The warrants have a three-year term and an exercise price of $.68 per share of Common Stock. The Company has filed a registration statement with the Securities and Exchange Commission for the offer and sale by the Investors of the Common Stock underlying both the Notes and Warrants.  In connection with these transactions, the Company issued to JPC Capital Partners, Inc., as placement agent, warrants to purchase 152,838 shares of Common Stock on the same terms as the Warrants issued to the Investors.  As of December 1, 2006, one payment had been made with stock, and all others had been paid with cash.

In 2006, the Company issued 40,000 shares for professional services related to the following activities: investor relation services, 4,000 shares; and financing services, 36,000 shares.

NOTE 12 – Employee Stock Option Plan

In 2005, the Company issued 1,037,500 employee options, with 237,500 issued at $1.50 (62,000 of which have been cancelled or forfeited, with a five year expiration from the vesting date) and 800,000 issued at $0.85 (with a ten year expiration from the grant date).  All options granted in 2005 were vested by the Board of Directors as of November 30, 2005.  The options issued in 2005 were all issued at market value and as such no expense was recorded.  No stock options were issued during the fiscal year ended December 1, 2006.

Total stock compensation costs on a pre-tax basis that would have been recorded had SFAS No. 123(R) been adopted as of its initial effective date would have totaled $454,756 in fiscal 2005.

The following table sets forth the options granted under the Next Stock Option Plan as of December 1, 2006:

	2005		2006
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding at beginning of year	629,500	$ 0.65	1,582,750	$ 0.88
Granted	1,037,500	1.00	—	—
Cancelled	(41,000)	1.13	—	—
Forfeited	(11,250)	0.92	(114,250)	1.24
Exercised	(32,000)	0.03	(70,000)	0.08
Outstanding at end of year	1,582,750	$ 0.88	1,398,500	$ 0.78
Options exercisable at end of year	1,582,750	$ 0.88	1,398,500	$ 0.78

The following table summarizes information about stock options outstanding at December 1, 2006:

Options Outstanding
Options Outstanding	Remaining Life	Exercise Price
100,000	2.05 years	$0.03
40,000	3.26 years	0.20
20,000	3.51 years	0.50
75,000	3.55 years	1.01
188,000	4.00 years	1.07
175,500	4.00 years	1.50
800,000	9.00 years	0.85
1,398,500

The following table summarizes information about stock warrants issued since 2003, also the amount outstanding at December 1, 2006:

Warrants Outstanding			Warrants Exercisable
Warrants Outstanding	Remaining Life	Exercise Price	Warrants Exercisable	Exercise Price
366,475	1.61 years	$ 1.125	366,475	$ 1.125
358,000	2.35 years	$ 1.88	358,000	$ 1.88
1,265,000	3.15 years	$ 1.75	1,265,000	$ 1.75
1,001,941	2.35 years	$ 0.68	1,001,941	$ 0.68

NOTE 13 – Employee Benefit Plan

The Company formerly maintained a 401(k) retirement plan for its employees. Employees were eligible to participate after one year of service and attaining the age of 18. Under the terms of the Plan, employees are entitled to contribute up to 15% of their total compensation, within limits established by the Internal Revenue Code. At the discretion of the Board of Directors, the Company could make a matching contribution up to 6% of each employee’s contribution. For the years ended November 30, 2005 and December 1, 2006, the Company chose to make no matching contributions.  The plan was terminated effective November 30, 2006 at no expense of the Company and assets were distributed to the employees.

NOTE 14 – Major Suppliers

The Company has a variety of qualified vendors available from which it purchases its raw materials inventory. Each year, the Company’s management reviews these suppliers for quality, pricing and delivery. Based upon the results of this review, the Company either extends the supplier arrangement or chooses other suppliers more suitable to its needs. The Company is not reliant on any one of these suppliers. During the years ended November 30, 2005 and December 1, 2006, purchases from the two largest suppliers were $5,388,066 (27% of cost of goods sold) and $6,996,449 (34% of cost of goods sold), respectively. At November 30, 2005 and December 1, 2006, the amounts due to these suppliers included in accounts payable were $1,160,595 and $2,542,672, respectively.

NOTE 15 – Acquisition of Sports-2-Schools, LLC

Pursuant to the terms of an Asset Purchase Agreement (the “Agreement”), dated August 12, 2005, by and among S-2-S Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Company, Sports-2-Schools, LLC., a Kentucky corporation, and Buck Swindle Associates, a Purchase Price Addendum Agreement dated August 12, 2005, by and among Allen Gaddis, Gaddco, Inc., S2S and the Company and a Purchase Price Addendum agreement dated August 12, 2005, by and among Dr. Jim Ingram, S-2-S, and the Company , through its subsidiary S-2-S Acquisition Corporation, acquired certain assets of Sports-2-Schools, LLC, including a customer list, license agreements and a vendor number to a large retailer. The Company assumed $172,000 in debt as part of the transaction and also assumed $205,000 of payables owed the Company for merchandise. S2S is in the licensed sportswear business.

Consideration for the acquisition was: $50,000 in cash, 50,000 shares of the Company’s common stock and up to an additional $575,000 worth of shares of common stock, on a deferred basis (November 30, 2006, 2007, 2008) and $600,000 in cash both pursuant to a performance based earn-out arrangement. No payments were made in fiscal year 2006 as part of the earn-out arrangement.  The financial terms of the transaction were determined by negotiation between representatives of the Company and Sports-2-Schools, LLC. The cash portion of the purchase price was funded from the Company’s line of credit with National City Bank. The Company continues to operate the business of S2S through a new independent sales staff.

The S-2-S acquisition was made to expand the Company’s distribution and customer base. The results of operations of S2S are included in the consolidated financial statement of the Company commencing August 12, 2005. The primary asset the Company acquired was a customer list, license agreements, and a vendor number with a large retailer that is a new customer to the company. In August 2006, the Company finalized the purchase accounting for this acquisition and reclassified $562,346 of Goodwill to Customer List, since this was the primary consideration for making the purchase.  The Customer List is being amortized over a 10 year period.

NOTE 16 – Earnings (Loss) Per Share

The Company accounts for earnings (loss) per share (“EPS”) in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings Per Share”. SFAS 128 requires the presentation of basic and fully diluted EPS. Basic EPS for the year ended November 30, 2005 and December 1, 2006, were calculated on the basis of the weighted average number of common shares outstanding during the year ended, divided by the income available to common stockholders.  Diluted earnings per share includes the effects of potentially dilutive shares.

The following table sets forth the computation of basic and diluted earnings (loss) per share:

	2005	2006
Numerator:
Basic and diluted earnings (loss) per share — net income (loss)	$ (680,720)	$ 46,537
Denominator:
Basic weighted average common shares	$ 18,325,103	$ 18,440,534
Effect of dilutive stock options, warrants, and contingent acquisition related shares	—	123,393
Denominator for diluted earnings (loss) per share	$ 18,325,103	$ 18,563,927
Basic earnings (loss) per share	$ (0.04)	$ —
Diluted earnings (loss) per share	$ (0.04)	$ —

Options to purchase 1,582,750 shares for 2005 and 1,238,500 shares for 2006, as well as warrants to purchase 1,989,475 shares for 2005 and 2,991,416 shares for 2006, and the shares issuable under the subordinated notes, were not included in computing diluted earnings per share because the effect was antidilutive.

NOTE 17 – Operating Leases

The Company leases office space in Chattanooga, Tennessee under operating lease agreements expiring through 2008. The future minimum obligations under the operating leases at December 1, 2006 are:

2007	$ 21,600
2008	1,800
$ 23,400

Rental and lease expense was $76,766 and $67,477 for 2005 and 2006, respectively. The Company terminated two leases for satellite offices in 2006.

NOTE 18 – Contingencies

From time to time, the Company is a party to litigation arising in the normal course of its business operations. In the opinion of management, after consulting with legal counsel, it is not anticipated that the matters will have a material adverse impact on the Company’s financial condition, liquidity or results of operations.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

NEXT, INC. AND SUBSIDIARIES

Additions
	Balance at Beginning of Period	Charged to Revenue, Costs or Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
Twelve months ended December 1, 2006
Reserves and allowances deducted from asset accounts:
Allowance for doubtful accounts (a)	$ 149,717	($ 32,748)	$ —	$ 106,508	$ 10,461
Customer contractual allowance (b)	$ 91,527	$ 765,206	$ —	$ 631,318	$ 225,415
Twelve months ended November 30, 2005
Reserves and allowances deducted from asset accounts:
Allowance for doubtful accounts (a)	$ 23,756	$ 124,148	$ —	($ 1,813)	$ 149,717
Customer contractual allowance (b)	$ 61,623	$ 243,584	$ —	$ 213,680	$ 91,527

 (a)

Deductions consist of write-offs of uncollectible accounts, net of recoveries.

 (b)

Deductions consist of deductions by customer for contractual allowances.

WHERE TO FIND MORE INFORMATION ABOUT US

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the 1933 Act with respect to the shares offered by this prospectus.  This prospectus, filed as a part of the registration statement, does not contain certain information contained in Part II of the registration statement or filed as exhibits to the registration statement.  We refer you to the registration statement and exhibits which may be inspected and copied at the Public Reference Department of the Commission, 450 5th Street, NW, Washington, D.C. 20549, at prescribed rates.  You can contact the Commission’s Public Reference Department at (800) SEC-0330.  The registration statement and exhibits also are available for viewing at and downloading from the EDGAR location within the SEC’s internet website (http://www.sec.gov).

Our common stock is registered with the SEC under section 12(g) of the Securities Exchange Act of 1934.  We file with the SEC periodic reports on Forms 10-KSB, 10-QSB and 8-K, and proxy statements, and our officers and directors file reports of stock ownership on Forms 3, 4 and 5.  These filings may be viewed and downloaded from the SEC’s internet website (http://www.sec.gov) at the EDGAR location.  Also, we will provide copies of these documents and any exhibits to them, without charge to prospective investors upon request addressed to Next, Inc., 7625 Hamilton Park Drive, Suite 12, Chattanooga, Tennessee 37421.  We intend to send annual reports containing audited financial statements to the shareholders.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.

  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suite or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believes to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

A corporation also shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Article Sixth of the Company's Amended and Restated Certificate of Incorporation states that the Company shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended, shall indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities and other matters referred to in or covered by such section and further that the indemnification provided in such Certificate of Incorporation shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Item 25.

  Expenses of Issuance and Distribution

The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the registration of the common stock offered hereby:

SEC filing fee	$ 0.00
Legal fees	5,000.00
Printing	2,000.00
Accounting fees	5,000.00
Miscellaneous	1,000.00

Total	$ 13,000.00

Item 26.

  Recent Sales of Unregistered Securities

On January 24, 2005, the Company entered into a Securities Purchase Agreement (the “Agreement”) with Bonanza Master Fund, Ltd. (“Bonanza”), MidSouth Investor Fund, L.P. (“MidSouth”) and Itasca Capital Partners LLC (“Itasca”) (collectively, the “Purchasers”) and raised $2,990,000 in a private placement to the Purchasers. None of the Purchasers has any other material relationship with the Company. Pursuant to the Agreement, Next issued to Bonanza, 2,000,000 shares of its common stock and a warrant to purchase 1,000,000 shares, to MidSouth, 250,000 shares and a warrant to purchase 125,000 shares, and to Itasca, 50,000 shares and a warrant to purchase 25,000 shares. The shares were issued at $1.30 per share and the warrants are exercisable at $1.75 per share for five years. In addition, the Company will issue a warrant to purchase 115,000 shares of common stock to a consultant for its services in connection with the private placement. The warrants are exercisable at $1.75 per share for five years, but the average closing price must be equal to at least $2.10 for ten consecutive trading days to exercise purchase. The total offering price was $2,990,000 in cash.  The private placement was exempt from registration pursuant to Rule 506 under Section 4(2) of the Securities Act of 1933, as amended because each Purchaser was an accredited investor, no general solicitation or general advertising was used to sell the securities, and each Purchaser agreed not to resell the securities except pursuant to an effective registration statement or an exemption from registration.

On August 12, 2005, the Company issued 50,000 shares of the Company’s common stock, with up to an additional $575,000 worth of shares to be issued on a deferred basis pursuant to an earn-out, paid $50,000 in cash, assumed debt in the amount of $172,000, and assumed payables in the amount of $205,000 for consideration for certain assets of Sports-2-Schools LLC.  The shares were issued to the shareholders of Sports-2-Schools LLC in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.  The transaction was negotiated with the shareholders, who were a small group of sophisticated investors knowledgeable about the Company.

On April 6, 2006, Next, Inc. (the “Company”) entered into a Subscription Agreement with the following investors:  DKR Soundshore Oasis Holding Fund Ltd., Alpha Capital Aktiengesellschaft, Monarch Capital Fund, Ltd., Iroquois Master Fund, Ltd., and Bluegrass Growth Fund, LP (the “Investors”), pursuant to which the Company issued to the Investors, as a group, $984,960 in principal amount of convertible promissory notes (the “Notes”) and warrants (the “Warrants”) to purchase 849,103 shares of common stock of the Company (the “Common Stock”). The Notes require equal monthly payments (“the Monthly Amount”) of 8.33% of the initial principal amount of the Notes in cash at a five percent premium over the Monthly Amount or stock at a twenty-five percent discount below the Monthly Amount, calculated on the basis of the average closing price of the common stock over the five trading days prior to payment.  Payments are to be paid over a 12-month period starting 115 days after closing and the Notes will be fully subordinated to the Company’s senior lenders. The Notes are convertible into a total of 1,698,207 shares of Common Stock at a conversion rate of $.58 in principal amount of the Notes per share. The warrants have a three-year term and an exercise price of $.68 per share of Common Stock. In connection with these transactions, the Company has issued to JPC Capital Partners, Inc., as placement agent, warrants to purchase 152,838 shares of Common Stock on the same terms as the Warrants issued to the Investors. The private placement was exempt from registration pursuant to Rule 506 under Section 4(2) of the Securities Act of 1933, as amended because each Purchaser was an accredited investor, no general solicitation or general advertising was used to sell the securities, and each Purchaser agreed not to resell the securities except pursuant to an effective registration statement or an exemption from registration.

During the fiscal years ending November 30, 2005 and December 1, 2006, 201,000 shares were issued in payment for services or purchases.  These issuances are classified as follows:

•

46,000 shares issued on a monthly basis to C & H Capital, Inc. for general investor relations services (4,000 shares in fiscal year 2006, and 32,000 shares in fiscal year 2005)

•

36,000 shares issued to C & H Capital, Inc. on May 1, 2006 in connection with financing services for the transaction with the subordinated note holders

•

69,000 shares issued to C & H Capital, Inc. on August 22, 2005 in connection with consultant services pertaining to the purchase of Sports-2-Schools LLC

•

50,000 shares issued to Speedway Distributors, Inc. on January 26, 2005 for the purchase of a customer list

The shares were issued to the shareholders in transactions exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.  The transactions were negotiated with the shareholders, who were a small group of sophisticated investors knowledgeable about the Company.

Item 27.

  Exhibits

The following documents are filed or incorporated by reference as exhibits to this report:

EXHIBIT INDEX

Exhibit Number	Description

2.1	Asset Purchase Agreement dated as of July 31, 2003 by and among LFI Acquisition Company, Lil’ Fan, Inc., Stan Howard & Associates and Stanley R. Howard. (1)
2.2	Agreement and Plan of Merger, dated as of March 1, 2002, by and among Sporting Magic, Inc., CMJ Acquisition Corp., CMJ Ventures, Inc., Sean Garber, Lisa Garber and Mark Carter. (2)
2.3

Amendment No. 1 to the Agreement and Plan of Merger,dated as of May 16, 2002, by and among Sporting Magic, Inc., CMJ Acquisition Corp., CMJ Ventures, Inc., Sean Garber, Lisa Garber and Mark Carter. (3)

2.4	Amendment to Agreement and Plan of Merger dated to be effective May 15, 2003 by and among Next, Inc., Sean Garber and Lisa Garber. (4)
2.5

The Exchange Agreement, dated December 21, 2001, by and among Sporting Magic, Inc., Buddy Young, Next, Inc., Dan F. Cooke, William B. Hensley and the William B. III and Cindy S. Hensley Living Trust. (5)

2.6

Amendment No. 1 to the Exchange Agreement, dated July 18, 2002 by and among Sporting Magic, Inc., Buddy Young, Next, Inc., Dan F. Cooke, William B. Hensley and the William B. III and Cindy S. Hensley Living Trust. (6)

2.7

Amendment No. 2 to the Exchange Agreement, dated February 1, 2002, by and among Sporting Magic, Inc., Buddy Young, Next, Inc., Dan F. Cooke, William B. Hensley and the William B. III and Cindy S. Hensley Living Trust. (7)

2.8	Asset Purchase Agreement dated to be effective as of October 31, 2004 by and among Choice Acquisition Company and Choice International, Inc., Mark Scyphers and Bill Steele. (8)
3.1	Certificate of Incorporation of Next, Inc. (9)
3.2	Amended and Restated Bylaws of the registrant. (10)
5.1	Opinion of Miller & Martin PLLC. (11)
10.1	Next, Inc. 2002 Stock Option Plan dated May 1, 2002. (12)
10.2	Employment Agreement dated March 1, 2002 with Sean Garber. (12)
10.3	Employment Agreement dated December 19, 2001 with David C. Gleason. (12)
10.4	Employment Agreement dated to be effective April 7, 2003 with Charles L. Thompson (13).
10.5	Securities Purchase Agreement dated July 9, 2003. (14)
10.6	Form of Warrant dated July 9, 2003. (15)
10.7	Lock-Up Agreement dated April 15, 2003 between Dan F. Cooke and Next, Inc. (16)
10.8	Lock-Up Agreement dated April 15, 2003 between The William B. and Cindy S. Hensley Family Limited Partnership and Next, Inc. (17)
10.9	Lock-Up Agreement dated April 15, 2003 between Charles L. Thompson and Next, Inc. (18)
10.10	Lock-Up Agreement dated April 15, 2003 between Sean Garber and Next, Inc. (19)
10.11	Lock-Up Agreement dated April 15, 2003 between Mark Carter and Next, Inc. (20)
10.12	Employment Agreement dated to be effective December 1, 2003 with William B. Hensley III. (21)
10.13	Securities Purchase Agreement dated January 24, 2005 among Next, Inc. and the purchasers named therein. (22)
10.14	Form of Warrant dated January 25, 2005. (23)
10.15	Investment Agreement dated March 10, 2004. (24)
10.16	Subscription and Securities Purchase Agreement dated April 8, 2004. (25)
10.17	Common Stock Purchase Warrant dated April 8, 2004. (26)
10.18	Amended and Restated Credit Agreement dated April 15, 2004. (27)
10.19

Termination of Lock-Up Agreement dated to be effective April 30, 2004, by and among Next, Inc., Charles L. Thompson, The William B. III and Cindy S. Hensley Family Limited Partnership, and Dan F. Cooke. (28)

10.20	Subscription Agreement dated April 6, 2006 among Next, Inc. and the subscribers named therein. (29)
10.21	Form of Warrant dated April 6, 2006. (30)
21.1	Subsidiaries. (31)
23.1	Consent of Joseph Decosimo and Company, PLLC.
23.2	Consent of Miller & Martin PLLC (included in Exhibit 5.1).

_______________________

(1)

Incorporated by reference from Exhibit 2.1 of the registrant’s Form 8-K dated August 1, 2003.

(2)

Incorporated by reference from Exhibit 2.1 of the registrant’s Form 10-QSB Quarterly Report for the quarter ended May 31, 2002.

(3)

Incorporated by reference from Exhibit 2.2 of the registrant’s Form 10-QSB Quarterly Report for the quarter ended May 31, 2002.

(4)

Incorporated by reference from Exhibit 2.3 of the registrant’s Form 8-K dated June 1, 2002.

(5)

Incorporated by reference from Exhibit 2.2 of the registrant’s Form 10-QSB Quarterly Report for the quarter ended January 31, 2002.

(6)

Incorporated by reference from Exhibit 2.3 of the registrant’s Form 10-QSB Quarterly Report for the quarter ended January 31, 2002.

(7)

Incorporated by reference from Exhibit 2.4 of the registrant’s Form 10-QSB Quarterly Report for the quarter ended January 31, 2002.

(8)

Incorporated by reference from Exhibit 2.1 of the registrant’s Form 8-K dated November 5, 2004.

(9)

Incorporated by reference from Exhibit 3.1 of the registrant’s Form 8-K dated January 7, 2003.

(10)

Incorporated by reference from Exhibit 3.2 of the registrant’s Annual Report on Form 10-KSB for the fiscal year ended November 30, 2004.

(11)

Incorporated by reference from Exhibit 5.1 of the registrant’s Form SB-2 dated May 5, 2006.

(12)

Incorporated by reference from the exhibit of same number to the registrant’s Form 10-KSB for the fiscal year ended November 30, 2002.

(13)

Incorporated by reference from Exhibit 10.3 of the registrant’s Form SB-2 (Post-Effective Amendment No. 2) dated January 12, 2004.

(14)

Incorporated by reference from Exhibit 10.5 of the registrant’s Form 8-K dated July 11, 2003.

(15)

Incorporated by reference from Exhibit 10.6 of the registrant’s Form 8-K dated July 11, 2003.

(16)

Incorporated by reference from Exhibit 10.7 of the registrant’s Form 10-QSB Quarterly Report for the quarter ended May 31, 2002.

(17)

Incorporated by reference from Exhibit 10.8 of the registrant’s Form 10-QSB Quarterly Report for the quarter ended May 31, 2002.

(18)

Incorporated by reference from Exhibit 10.9 of the registrant’s Form 10-QSB Quarterly Report for the quarter ended May 31, 2002.

(19)

Incorporated by reference from Exhibit 10.10 of the registrant’s Form 10-QSB Quarterly Report for the quarter ended May 31, 2002.

(20)

Incorporated by reference from Exhibit 10.11 of the registrant’s Form 10-QSB Quarterly Report for the quarter ended May 31, 2002.

(21)

Incorporated by reference from Exhibit 10.12 of the registrant’s Form SB-2 (Post-Effective Amendment No. 2) dated January 12, 2004.

(22)

Incorporated by reference from Exhibit 10.13 of the registrant’s Form SB-2 dated February 28, 2005.

(23)

Incorporated by reference from Exhibit 10.14 of the registrant’s Form SB-2 dated February 28, 2005.

(24)

Incorporated by reference from Exhibit 3.3 of the registrant’s Amendment No. 1 to Form SB-2 dated April 13, 2004.

(25)

Incorporated by reference from Exhibit 10.13 of the registrant’s Amendment No. 1 to Form SB-2 dated April 13, 2004.

(26)

Incorporated by reference from Exhibit 10.14 of the registrant’s Amendment No. 1 to Form SB-2 dated April 13, 2004.

(27)

Incorporated by reference from Exhibit 10.4 of the registrant’s Form 10-QSB Quarterly Report for the quarter ended May 31, 2004.

(28)

Incorporated by reference from Exhibit 10.19 of the registrant’s Annual Report on Form 10-KSB for the fiscal year ended November 30, 2004.

(29)

Incorporated by reference from Exhibit 10.20 of the registrant’s Form SB-2 (Post-Effective Amendment No. 1) dated May 5, 2006.

(30)

Incorporated by reference from Exhibit 10.21 of the registrant’s Form SB-2 (Post-Effective Amendment No. 1) dated May 5, 2006.

(31)

Incorporated by reference from Exhibit 21.1 of the registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 1, 2006.

Item 28.

Undertakings

(1)

The undersigned Registrant hereby undertakes:

(a)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs l(a)(i) and l(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB- 2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Chattanooga, State of Tennessee, on February 19, 2007.

NEXT, INC.

By:/s/ Robert M. Budd

     Robert M. Budd

     Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

/s/ Robert M. Budd	Chief Executive Officer	February 19, 2007
Robert M .Budd

/s/ Charles L. Thompson	Executive Vice President, Chief Financial Officer,	February 19, 2007
Charles L. Thompson	and Chief Accounting Officer

/s/ Ronald J. Metz	Chairman and Director	February 19, 2007
Ronald J. Metz

/s/ Dan F. Cooke	Director	February 19, 2007
Dan F. Cooke

/s/ Salvatore Geraci	Director	February 19, 2007
Salvatore Geraci

 EXHIBIT INDEX

Exhibit Number	Description

2.1	Asset Purchase Agreement dated as of July 31, 2003 by and among LFI Acquisition Company, Lil’ Fan, Inc., Stan Howard & Associates and Stanley R. Howard. (1)
2.2	Agreement and Plan of Merger, dated as of March 1, 2002, by and among Sporting Magic, Inc., CMJ Acquisition Corp., CMJ Ventures, Inc., Sean Garber, Lisa Garber and Mark Carter. (2)
2.3

Amendment No. 1 to the Agreement and Plan of Merger,dated as of May 16, 2002, by and among Sporting Magic, Inc., CMJ Acquisition Corp., CMJ Ventures, Inc., Sean Garber, Lisa Garber and Mark Carter. (3)

2.4	Amendment to Agreement and Plan of Merger dated to be effective May 15, 2003 by and among Next, Inc., Sean Garber and Lisa Garber. (4)
2.5

The Exchange Agreement, dated December 21, 2001, by and among Sporting Magic, Inc., Buddy Young, Next, Inc., Dan F. Cooke, William B. Hensley and the William B. III and Cindy S. Hensley Living Trust. (5)

2.6

Amendment No. 1 to the Exchange Agreement, dated July 18, 2002 by and among Sporting Magic, Inc., Buddy Young, Next, Inc., Dan F. Cooke, William B. Hensley and the William B. III and Cindy S. Hensley Living Trust. (6)

2.7

Amendment No. 2 to the Exchange Agreement, dated February 1, 2002, by and among Sporting Magic, Inc., Buddy Young, Next, Inc., Dan F. Cooke, William B. Hensley and the William B. III and Cindy S. Hensley Living Trust. (7)

2.8	Asset Purchase Agreement dated to be effective as of October 31, 2004 by and among Choice Acquisition Company and Choice International, Inc., Mark Scyphers and Bill Steele. (8)
3.1	Certificate of Incorporation of Next, Inc. (9)
3.2	Amended and Restated Bylaws of the registrant. (10)
5.1	Opinion of Miller & Martin PLLC. (11)
10.1	Next, Inc. 2002 Stock Option Plan dated May 1, 2002. (12)
10.2	Employment Agreement dated March 1, 2002 with Sean Garber. (12)
10.3	Employment Agreement dated December 19, 2001 with David C. Gleason. (12)
10.4	Employment Agreement dated to be effective April 7, 2003 with Charles L. Thompson (13).
10.5	Securities Purchase Agreement dated July 9, 2003. (14)
10.6	Form of Warrant dated July 9, 2003. (15)
10.7	Lock-Up Agreement dated April 15, 2003 between Dan F. Cooke and Next, Inc. (16)
10.8	Lock-Up Agreement dated April 15, 2003 between The William B. and Cindy S. Hensley Family Limited Partnership and Next, Inc. (17)
10.9	Lock-Up Agreement dated April 15, 2003 between Charles L. Thompson and Next, Inc. (18)
10.10	Lock-Up Agreement dated April 15, 2003 between Sean Garber and Next, Inc. (19)
10.11	Lock-Up Agreement dated April 15, 2003 between Mark Carter and Next, Inc. (20)
10.12	Employment Agreement dated to be effective December 1, 2003 with William B. Hensley III. (21)
10.13	Securities Purchase Agreement dated January 24, 2005 among Next, Inc. and the purchasers named therein. (22)
10.14	Form of Warrant dated January 25, 2005. (23)
10.15	Investment Agreement dated March 10, 2004. (24)
10.16	Subscription and Securities Purchase Agreement dated April 8, 2004. (25)
10.17	Common Stock Purchase Warrant dated April 8, 2004. (26)
10.18	Amended and Restated Credit Agreement dated April 15, 2004. (27)
10.19

Termination of Lock-Up Agreement dated to be effective April 30, 2004, by and among Next, Inc., Charles L. Thompson, The William B. III and Cindy S. Hensley Family Limited Partnership, and Dan F. Cooke. (28)

10.20	Subscription Agreement dated April 6, 2006 among Next, Inc. and the subscribers named therein. (29)
10.21	Form of Warrant dated April 6, 2006. (30)
21.1	Subsidiaries. (31)
23.1	Consent of Joseph Decosimo and Company, PLLC.
23.2	Consent of Miller & Martin PLLC (included in Exhibit 5.1).

_______________________

(1)

Incorporated by reference from Exhibit 2.1 of the registrant’s Form 8-K dated August 1, 2003.

(2)

Incorporated by reference from Exhibit 2.1 of the registrant’s Form 10-QSB Quarterly Report for the quarter ended May 31, 2002.

(3)

Incorporated by reference from Exhibit 2.2 of the registrant’s Form 10-QSB Quarterly Report for the quarter ended May 31, 2002.

(4)

Incorporated by reference from Exhibit 2.3 of the registrant’s Form 8-K dated June 1, 2002.

(5)

Incorporated by reference from Exhibit 2.2 of the registrant’s Form 10-QSB Quarterly Report for the quarter ended January 31, 2002.

(6)

Incorporated by reference from Exhibit 2.3 of the registrant’s Form 10-QSB Quarterly Report for the quarter ended January 31, 2002.

(7)

Incorporated by reference from Exhibit 2.4 of the registrant’s Form 10-QSB Quarterly Report for the quarter ended January 31, 2002.

(8)

Incorporated by reference from Exhibit 2.1 of the registrant’s Form 8-K dated November 5, 2004.

(9)

Incorporated by reference from Exhibit 3.1 of the registrant’s Form 8-K dated January 7, 2003.

(10)

Incorporated by reference from Exhibit 3.2 of the registrant’s Annual Report on Form 10-KSB for the fiscal year ended November 30, 2004.

(11)

Incorporated by reference from Exhibit 5.1 of the registrant’s Form SB-2 dated May 5, 2006.

(12)

Incorporated by reference from the exhibit of same number to the registrant’s Form 10-KSB for the fiscal year ended November 30, 2002.

(13)

Incorporated by reference from Exhibit 10.3 of the registrant’s Form SB-2 (Post-Effective Amendment No. 2) dated January 12, 2004.

(14)

Incorporated by reference from Exhibit 10.5 of the registrant’s Form 8-K dated July 11, 2003.

(15)

Incorporated by reference from Exhibit 10.6 of the registrant’s Form 8-K dated July 11, 2003.

(16)

Incorporated by reference from Exhibit 10.7 of the registrant’s Form 10-QSB Quarterly Report for the quarter ended May 31, 2002.

(17)

Incorporated by reference from Exhibit 10.8 of the registrant’s Form 10-QSB Quarterly Report for the quarter ended May 31, 2002.

(18)

Incorporated by reference from Exhibit 10.9 of the registrant’s Form 10-QSB Quarterly Report for the quarter ended May 31, 2002.

(19)

Incorporated by reference from Exhibit 10.10 of the registrant’s Form 10-QSB Quarterly Report for the quarter ended May 31, 2002.

(20)

Incorporated by reference from Exhibit 10.11 of the registrant’s Form 10-QSB Quarterly Report for the quarter ended May 31, 2002.

(21)

Incorporated by reference from Exhibit 10.12 of the registrant’s Form SB-2 (Post-Effective Amendment No. 2) dated January 12, 2004.

(22)

Incorporated by reference from Exhibit 10.13 of the registrant’s Form SB-2 dated February 28, 2005.

(23)

Incorporated by reference from Exhibit 10.14 of the registrant’s Form SB-2 dated February 28, 2005.

(24)

Incorporated by reference from Exhibit 3.3 of the registrant’s Amendment No. 1 to Form SB-2 dated April 13, 2004.

(25)

Incorporated by reference from Exhibit 10.13 of the registrant’s Amendment No. 1 to Form SB-2 dated April 13, 2004.

(26)

Incorporated by reference from Exhibit 10.14 of the registrant’s Amendment No. 1 to Form SB-2 dated April 13, 2004.

(27)

Incorporated by reference from Exhibit 10.4 of the registrant’s Form 10-QSB Quarterly Report for the quarter ended May 31, 2004.

(28)

Incorporated by reference from Exhibit 10.19 of the registrant’s Annual Report on Form 10-KSB for the fiscal year ended November 30, 2004.

(29)

Incorporated by reference from Exhibit 10.20 of the registrant’s Form SB-2 (Post-Effective Amendment No. 1) dated May 5, 2006.

(30)

Incorporated by reference from Exhibit 10.21 of the registrant’s Form SB-2 (Post-Effective Amendment No. 1) dated May 5, 2006.

(31)

Incorporated by reference from Exhibit 21.1 of the registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 1, 2006.